EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

DSI HOLDINGS DE INC.

THE PERSONS LISTED ON SCHEDULE 1.01,

HCI EQUITY PARTNERS III, L.P., SOLELY IN ITS CAPACITY AS THE REPRESENTATIVE

AND

VISHAY PRECISION GROUP, INC.

NOVEMBER 1, 2019

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EXHIBITS
Exhibit A        Working Capital Illustration
SCHEDULES
Schedule 1.01        Sellers
Schedule 2.03(j)    Director and Officer Resignations
Schedule 8.01        EBITDA Adjustments
Schedule 8.02        U.S. Bank LC’s

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STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is entered into as of November 1, 2019, by and among Vishay Precision Group, Inc., a Delaware corporation (the “Buyer”), DSI Holdings DE Inc., a Delaware corporation (the “Company”), the Persons listed on Schedule 1.01 (each individually a “Seller” and collectively, the “Sellers”), and HCI Equity Partners III, L.P., a Delaware limited partnership, not individually but solely in its capacity as the representative of the Sellers (the “Representative”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Section 8.01 of this Agreement. Buyer, the Company and the Sellers are referred to collectively herein as the “Parties” and individually as a “Party.”
PRELIMINARY STATEMENTS
Sellers in the aggregate own all of the issued and outstanding equity securities of the Company. Each Seller desires to sell to Buyer the number of shares of Company Stock (as hereinafter defined) indicated opposite such Seller’s name on Schedule 1.01, which, in the aggregate, are all of the issued and outstanding equity securities of the Company, and Buyer desires to purchase from Sellers all (but not less than all) of the Company Stock, upon the terms set forth in this Agreement.
AGREEMENT
Now, therefore, in consideration of the premises and the mutual promises herein made, intending to be legally bound, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:
ARTICLE I
THE TRANSACTION
1.01    Basic Transaction. In accordance with the terms and upon the conditions of this Agreement, at the Closing, each Seller shall sell, transfer, assign, convey and deliver to Buyer all right, title and interest in and to all of such Seller’s shares of Company Stock, free and clear of all Liens and Restrictions.
1.02    Consideration. The purchase price for the Company Stock shall be an amount equal to the Base Purchase Price, subject to adjustment as provided in this ARTICLE I. The Base Purchase Price, the Estimated Cash Payment, the Cash Payment and any other amount to be received by the Sellers pursuant to this Agreement will be allocated by the Representative among the Sellers in accordance with their Pro Rata Percentage, as set forth on Schedule 1.01.
1.03    Estimated Cash Payment. Not less than three (3) Business Days prior to the Closing Date, the Company delivered to Buyer its good faith estimate of the Cash Amount, the Funded Debt, the Transaction Expenses Amount, the Working Capital Surplus, if any, the Working Capital Deficit, if any, and, based on such estimates, an estimate of the Cash Payment (the “Estimated Cash Payment”).

1.04    Payments.
(a)    Closing Payments. At the Closing, Buyer shall:
(i)    pay the amount of all Funded Debt, if any, pursuant to the directions in the payoff letters delivered by the Company to Buyer pursuant to Section 2.03(h);
(ii)    pay the Transaction Expenses Amount pursuant to the directions in the invoices delivered by the Company or the Sellers to Buyer pursuant to Section 2.03(i); provided, however, that Buyer shall pay the aggregate amount of any Transaction Expenses of the type referred to in clause (b) of the definition thereof to the Company, and the Company shall, not later than two (2) Business Days following the Closing Date, make the applicable payment to the applicable recipient (subject to applicable withholding Tax) as promptly as practicable thereafter through the Company’s payroll;
(iii)    pay the Escrow Amount to the escrow account established pursuant to the terms and conditions of the Escrow Agreement;
(iv)    pay the Holdback Amount to the Representative;
(v)    pay the L/C Amount to U.S. Bank to the account specified on Schedule 8.02; and
(vi)    pay to each Seller, an amount equal to (A) such Seller’s Pro Rata Percentage multiplied by the Estimated Cash Payment, minus (B) such Seller’s Pro Rata Percentage multiplied by the Escrow Amount.
(b)    Cash Payment Adjustment. Within five (5) Business Days after the Cash Payment becomes final and binding in accordance with Section 1.05:
(i)    if the Cash Payment exceeds the Estimated Cash Payment, then such excess shall be paid in cash by Buyer to each Seller in accordance with each such Seller’s respective Pro Rata Percentage, and Buyer and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the amount in the Adjustment Escrow Fund to each Seller in accordance with each such Seller’s respective Pro Rata Percentage; or
(ii)    if the Estimated Cash Payment exceeds the Cash Payment, then Buyer and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the amount of such excess from the Adjustment Escrow Fund to Buyer, and (x) if such excess is less than the Adjustment Escrow Amount, Buyer and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Sellers (in accordance with each such Seller’s respective Pro Rata Percentage) the remaining amounts held in the Adjustment Escrow Fund, or (y) if such excess is greater than the Adjustment Escrow Amount, the Representative shall be obligated to pay to Buyer, and pay to Buyer, the difference between such excess and the Adjustment Escrow Amount.
(c)    Payments. All payments to the Sellers or the Representative pursuant to this Section 1.04 shall be made by wire transfer of immediately available funds to an account or accounts designated by the Representative in writing. All payments to Buyer pursuant to Section 1.04(b)(ii) shall be made by wire transfer of immediately available funds to an account designated by Buyer in writing.
1.05    Cash Payment Determination. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Representative (a) a statement setting forth Buyer’s good faith calculation of (i) the Working Capital and the Working Capital Surplus or Working Capital Deficit, if any, (ii) the Cash Amount, (iii) the amount of Funded Debt, (iv) the Transaction Expense Amount, and (v) based on the amounts set forth in clauses (i) through (iv), the Cash Payment (the “Closing Statement”) and (b) all records and work papers reasonably necessary to compute and verify the information set forth in the Closing Statement. The Closing Statement shall be prepared by Buyer in accordance with the Accounting Methodologies. After delivery of the Closing Statement, the Representative and its accountants shall be permitted to make reasonable inquiries of Buyer and its accountants regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Buyer shall, and shall cause the Company, its Subsidiaries and their respective officers, employees, consultants, accountants and agents to (x) reasonably cooperate with the Representative and its accountants in connection with its review of the Closing Statement and the preparation of the Objection Statement and (y) provide any books, records and other information reasonably requested by the Representative and its accountants in connection therewith or in connection with resolving any Objection Dispute. If Buyer does not deliver the Closing Statement to the Representative on or prior to the ninetieth (90th) day following the Closing Date, then the estimated amounts as delivered by the Company pursuant to Section 1.03 shall be final, binding and non-appealable by the Parties, and the Estimated Cash Payment shall be deemed to be the Cash Payment. If the Representative has any objections to the Closing Statement, then the Representative shall deliver to Buyer a statement (an “Objection Statement”) setting forth its disputes or objections (the “Objection Disputes”) to the Closing Statement and, to the extent practical, the Representative’s proposed resolution of each such Objection Dispute. If an Objection Statement is not delivered to Buyer within forty-five (45) days after delivery of the Closing Statement, then the Closing Statement as originally delivered by Buyer shall be final, binding and non-appealable by the Parties. If an Objection Statement is timely delivered, then Buyer and the Representative shall negotiate in good faith to resolve any Objection Disputes, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objection Statement, the Representative and Buyer shall submit each unresolved Objection Dispute to Grant Thornton LLP (the “Independent Auditor”) to resolve such Objection Disputes. The Independent Auditor shall be instructed to set forth a procedure to provide for prompt resolution of any unresolved Objection Disputes and, in any event, to make its determination in respect of such Objection Disputes within thirty (30) days following its retention. The Independent Auditor shall be instructed to review only those amounts and items that are in dispute and shall not be permitted to review any items or amounts that are not in dispute. The Independent Auditor shall make its determination based solely on written documents submitted by the Representative and Buyer and their respective representatives. The Independent Auditor’s determination of such Objection Disputes shall be deemed to be an arbitration award and be final and binding upon the Parties and non-appealable; provided, however, that no such determination with respect to any item reflected in the Objection Statement shall be any more favorable to Buyer than is set forth in the Closing Statement or any more favorable to the Representative than is proposed in the Objection Statement. The fees, costs and expenses of the Independent Auditor shall be borne by the Representative, on the one hand, and Buyer, on the other hand, based on the inverse of the percentage of the amounts that the Independent Auditor determines in such Party’s favor bears to the aggregate amount of the total items in dispute as originally submitted to Independent Auditor. For example, should the aggregate items in dispute total $1,000 and the Independent Auditor awards $600 in favor of the Representative’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by the Representative. The final Closing Statement, however determined pursuant to this Section 1.05, will produce the Working Capital Surplus or Working Capital Deficit, if any, the Cash Amount, the Funded Debt and the Transaction Expenses Amount, in each case to be used to determine the final Cash Payment. The process set forth in this Section 1.05 shall be the exclusive remedy of the Parties for any disputes related to items required to be reflected on the Closing Statement or included in the calculation of Working Capital, the Working Capital Surplus or Working Capital Deficit, if any, the Cash Amount, the amount of Funded Debt or the Transaction Expenses Amount.
1.06    Earn Out.
(a)    As additional consideration for the Company Stock, if the consolidated EBITDA of the Company and its Subsidiaries for the fiscal year ending March 31, 2020 (the “Calculated EBITDA”) is greater than $4,300,000, then Sellers, collectively, shall be entitled to receive an additional cash payment in the amount of: (i) $3,000,000, multiplied by (ii) the EBITDA Multiplier (the result of such calculation, the “Earn Out Payment”). Notwithstanding anything to the contrary, in no event shall the Earn Out Payment exceed $3,000,000.
(b)    On or before May 1, 2020, Buyer shall deliver to the Representative a statement (the “Calculation Report”) setting forth Buyer’s calculation of the Calculated EBITDA (the calculations set forth in the Calculation Report, the “Earn Out Calculation”). The Earn Out Calculation shall be made in accordance with the terms of this Agreement. Buyer shall, and shall cause the Company, its Subsidiaries and their respective officers, employees, consultants, accountants and agents to (x) reasonably cooperate with the Representative and its accountants in connection with its review of the Calculation Report and the preparation of the Dispute Notice and (y) provide any books, records and other information reasonably requested by the Representative and its accountants in connection therewith or in connection with resolving any Dispute Notice.

(c)    If the Representative notifies Buyer of a dispute in writing (a “Dispute Notice”) within twenty (20) Business Days of delivery of the Calculation Report with respect to the Earn Out Calculation, the Representative and Buyer shall meet promptly following the issuance of a written notice of dispute and attempt to resolve the dispute. If a Dispute Notice is not delivered to Buyer within twenty (20) Business Days after delivery of the Calculation Report, then the Calculation Report as originally delivered by Buyer shall be final, binding and non-appealable by the Parties. If the Representative and Buyer are unable to reach a resolution within thirty (30) days after receipt by Buyer of a Dispute Notice, the Representative and Buyer shall submit the dispute for resolution to the Independent Auditor, which shall be instructed to set forth a procedure to provide for prompt resolution of the matter and, in any event, to make its determination in respect of such dispute within thirty (30) days following its retention. The Independent Auditor’s determination of such dispute shall be deemed to be an arbitration award and be final and binding upon the Parties and non-appealable; provided, however, that no such determination with respect to any item reflected in the Dispute Notice shall be any more favorable to Buyer than is set forth in the Calculation Report or any more favorable to the Representative than is proposed in the Dispute Notice. The fees, costs and expenses of the Independent Auditor shall be borne by the Representative, on the one hand, and Buyer, on the other hand, based on the inverse of the percentage of the amounts that the Independent Auditor determines in such Party’s favor bears to the aggregate amount of the total items in dispute as originally submitted to Independent Auditor.
(d)    Within ten (10) Business Days following the final determination of the Earn Out Payment in accordance with this Section 1.06, if an amount is owed to the Sellers pursuant to Section 1.06(a), then Buyer shall pay to each Seller such Seller’s Pro Rata Percentage by wire transfer of immediately available funds. Buyer and each Seller hereby agree that any Earn Out Payment earned hereunder shall be deemed to be part of the “Cash Payment” paid by Buyer in respect of the Company Stock.
(e)    From the date hereof until March 31, 2020, the Company and its Subsidiaries shall (and Buyer shall cause the Company and its Subsidiaries to) (i) conduct their businesses in a commercially reasonable manner and (ii) not intentionally do or omit to do anything, the primary intention of which is to hinder or prevent the Company from achieving the maximum potential Earn Out Payment. In addition, Calculated EBITDA for purposes of determining the Earn Out Payment shall be adjusted equitably (x) to account for any extraordinary, unusual or non-recurring expenses or overhead incurred outside of the Ordinary Course of Business and (y) to the extent the Company and Subsidiaries do not conduct their businesses in the Ordinary Course of Business materially consistent with the manner in which such businesses were conducted as of the Closing Date.
(f)    Buyer, each Seller and the Representative acknowledge and agree that: (i) achievement of the Earn Out Payment is subject to numerous factors outside the control of Buyer and its Affiliates (including, following the Closing, the Company and its Subsidiaries); (ii) there is no assurance that any Seller will receive any Earn Out Payment; and (iii) the Parties solely intend the express provisions of this Agreement, including this Section 1.06, to govern their contractual relationship on this subject.
1.07    Withholding. Buyer or any other applicable withholding agent shall be entitled to deduct and withhold from the amount paid to a Seller or the Representative pursuant to this Agreement the amounts required to be deducted and withheld under the Code, or any provision of Tax Law, with respect to the making of such payment; provided that Buyer shall notify the Representative in writing at least five (5) Business Days prior to any such withholding of its intention to withhold any amount hereunder and if the Representative or the affected Seller is able to demonstrate to Buyer’s reasonable satisfaction (with appropriate documentation) at least one (1) full Business Day in advance of the applicable payment date that no such withholding is required or the amount of such withholding can be reduced, Buyer shall eliminate or reduce, to the extent so demonstrated to Buyer, such withholding. To the extent that amounts are so withheld and paid to the appropriate taxing or other Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
ARTICLE II
THE CLOSING; TRANSFER OF COMPANY STOCK; CLOSING DELIVERIES
2.01    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McDermott Will & Emery LLP in Chicago, Illinois, commencing at 10:00 a.m. Central Time on the date hereof (the “Closing Date”). All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 11:59 p.m. on the Closing Date.
2.02    Closing Actions. At the Closing, (a) Buyer shall make the payments referred to in Section 1.04(a) and deliver the various certificates, instruments and documents referred to in Section 2.04, and (b) the Company and the Sellers shall deliver the stock certificates representing each of the shares of Company Stock endorsed in blank and accompanied by stock powers executed in blank, and the various certificates, instruments and documents referred to in Section 2.03.
2.03    Company and Seller Deliveries. At the Closing, the Company and the Sellers, as applicable, are delivering to Buyer each of the following:
(a)    all minute books and stock record books of the Company and its Subsidiaries, if not already located on the premises of the Company or such Subsidiary;
(b)    a non-foreign affidavit from each Seller dated as of the Closing Date, sworn under penalty of perjury, stating that each Seller is not a “foreign person” as defined in Section 1445 of the Code;
(c)    an IRS Form W-9, completed and duly executed by each Seller; and

(d)    a copy of the certificate of incorporation of the Company, certified by the Secretary of State of Delaware and a certificate of good standing from Delaware, in each case, dated within ten days of the Closing Date;
(e)    certified copies of the resolutions or written consent duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;
(f)    certified copies of the resolutions or written consent duly adopted by each entity Seller’s board of directors, or similar governing body, authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;
(g)    a copy of the Company’s by-laws, with all amendments thereto;
(h)    all payoff and release letters from the holders of the Funded Debt, all of which are set forth on Schedule 2.03(h) and (i) reflect the amounts required in order to pay in full all such Funded Debt outstanding as of the Closing, and (ii) provide that, upon payment in full of the amounts indicated, all Liens with respect to the assets of the Company or its any of Subsidiaries shall be terminated and of no further force and effect, together with UCC-3 termination statements with respect to the financing statements filed against the assets of the Company or any of its Subsidiaries by the holders of such Liens;
(i)    invoices or other supporting documentation evidencing the Transaction Expenses Amount;
(j)    the resignations, effective as of the Closing, of each director of the Company and its Subsidiaries set forth on Schedule 2.03(j);
(k)    a copy of the Escrow Agreement, duly executed by the Representative;
(l)    copies of each consent, waiver, authorization and approval identified on Section 4.06 of the Disclosure Schedule;
(m)    evidence that all of the Affiliate Agreements have been terminated, and all payments thereunder made, with no continuing liability thereunder to Buyer, the Company, any of the Company’s Subsidiaries or any of their respective Affiliates;
(n)    a copy of a Restrictive Covenant Agreement, duly executed by each Seller (collectively, the “Restrictive Covenant Agreements”); and
(o)    evidence that, at least one day prior to the Closing Date, the Company took all necessary action (including the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of no later than the day immediately prior to the Closing Date, any defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code.
2.04    Buyer Deliveries. At the Closing, Buyer is delivering to the Representative each of the following:
(a)    certified copies of the resolutions duly adopted by the board of directors (or its equivalent governing body) of Buyer authorizing the execution, delivery, and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;
(b)    confirmation that the R&W Insurance Policy has been bound; and
(c)    a copy of the Escrow Agreement, duly executed by Buyer and the Escrow Agent.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER AND SELLERS
3.01    Representations and Warranties of Buyer. Buyer represents and warrants to the Company and the Sellers that:
(a)    Status. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.
(b)    Power and Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All acts or proceedings required to be taken by Buyer to authorize the execution and delivery of this Agreement and the Ancillary Documents to which it is party and the performance of Buyer’s obligations hereunder and thereunder have been properly taken.
(c)    Enforceability. This Agreement and the Ancillary Documents to which Buyer is party have been duly authorized, executed and delivered by Buyer and, assuming the due and valid authorization, execution and delivery of this Agreement and the Ancillary Documents by the Sellers and the Company, as applicable, this Agreement and the Ancillary Documents to which Buyer is party constitute the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).

(d)    No Violations; Consents and Approvals. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is party by Buyer, and the consummation by it of the transactions contemplated hereby and thereby will not (i) violate any provision of the organizational documents of Buyer, (ii) violate any Law applicable to, binding upon or enforceable against Buyer, (iii) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Contract to which Buyer is a party or bound, or (iv) require the consent or approval of or notice to any Governmental Authority.
(e)    Brokers. Buyer has not retained a broker, finder, investment banking firm or financial advisor to act on its behalf in connection with the transactions contemplated by this Agreement or the Ancillary Documents to which it is party, and no other Person is or will be entitled to receive any broker’s, finder’s, investment banker’s, financial adviser’s or similar fee in connection with this Agreement or the Ancillary Documents to which Buyer is party or any of the transactions contemplated hereby or thereunder based upon arrangements made by or on behalf of Buyer or its Affiliates.
(f)    Due Diligence. Buyer has completed such investigations of the Company and its Subsidiaries as it deems necessary and appropriate in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.
(g)    Investment Representation. Buyer is acquiring the Company Stock for its own account with the present intention of holding the Company Stock for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.
(h)    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, and assuming the accuracy of the representations and warranties of the Sellers and the Company set forth in Section 3.02 and ARTICLE IV, Buyer and the Company and its Subsidiaries shall (i) be able to pay their respective debts as they become due; (ii) own property which has a fair saleable value greater than the amounts required to pay their respective debts as and when they become due (including a reasonable estimate of the amount of all contingent liabilities); and (iii) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or the Company or its Subsidiaries.
(i)    Litigation. There are no Proceedings pending or, to the Buyer’s Knowledge, threatened in writing against Buyer, at law or in equity, that (i) challenges or seeks to enjoin, delay or obtain damages in respect of this Agreement or the transactions contemplated hereby, or (ii)

which would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the Ancillary Documents to which Buyer is party, Buyer’s performance of this Agreement or the Ancillary Documents to which Buyer is party or the consummation of the transactions contemplated by this Agreement or the Ancillary Documents to which Buyer is party.
(j)    Acknowledgement and Representations by Buyer. Buyer acknowledges and agrees that it has been furnished with or given access to such documents and information about the Company and their respective business and operations. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of Sellers and the Company set forth in Section 3.02 and ARTICLE IV and the applicable Ancillary Documents, and Buyer acknowledges that, other than as set forth in Section 3.02 and ARTICLE IV and the applicable Ancillary Documents, none of the Company, the Sellers or Representative or any of their respective directors, managers, officers, employees, Affiliates, stockholders, partners, members, agents or representatives makes or has made any representation or warranty, either express or implied, including with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company heretofore or hereafter delivered to or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates. Without limiting the generality of the foregoing, other than as set forth in Section 3.02 and ARTICLE IV and the applicable Ancillary Documents, none of Representative, the Sellers, the Company or any of their respective directors, managers, officers, employees, Affiliates, stockholders, partners, members, agents or representatives has made, and shall not be deemed to have made, any representations or warranties in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation or otherwise shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the transactions contemplated hereby.
3.02    Representations and Warranties of Sellers. Each Seller, severally and not jointly, represents and warrants to Buyer that:
(a)    Status. If such Seller is a corporation, limited partnership, limited liability company, trust or entity, such Seller, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation.
(b)    Power and Authority. Such Seller, if an entity, has all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All acts or proceedings required to be taken by such Seller, if an entity, to authorize the execution and delivery of this Agreement and the Ancillary Documents to which it is party and the performance of such Seller’s obligations hereunder and thereunder have been properly taken. Such Seller, if an individual, has legal capacity and full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is party and to perform his or her obligations hereunder and thereunder.
(c)    Enforceability. This Agreement and the Ancillary Documents to which such Seller is party has been duly authorized, executed and delivered by such Seller, if an entity. Assuming the due and valid authorization, execution and delivery of this Agreement and each applicable Ancillary Document by Buyer and the Company, this Agreement and each Ancillary Document to which such Seller is party constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions.
(d)    No Violations; Consents and Approvals. Except as set forth on Section 3.02(d) of the Disclosure Schedule, the execution and delivery of this Agreement and each Ancillary Document to which such Seller is party by such Seller, and the consummation by such Seller of the transactions contemplated hereby and thereby will not (i) violate any provision of the organizational documents of such Seller, if an entity, (ii) violate any Law applicable to, binding upon or enforceable against such Seller, (iii) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Contract to which such Seller is a party or bound, (iv) result in the creation or imposition of any Lien upon any of the shares of Company Stock owned by such Seller, or (v) require the consent or approval of or notice to any Governmental Authority.
(e)    Brokers. Except as set forth on Section 3.02(d) of the Disclosure Schedule, neither such Seller nor any of its Affiliates has retained a broker, finder, investment banking firm or financial advisor to act on its behalf in connection with the transactions contemplated by this Agreement or the Ancillary Documents to which such Seller is party, and no other Person is or will be entitled to receive any broker’s, finder’s, investment banker’s, financial adviser’s or similar fee in connection with this Agreement or the Ancillary Documents to which such Seller is party or any of the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of such Seller or its Affiliates.
(f)    Company Stock. Such Seller holds of record and owns beneficially the number of shares of Company Stock set forth next to his, her or its name in Schedule 1.01, free and clear of any Liens and Restrictions. Except as set forth on Section 3.02(f) of the Disclosure Schedule, such Seller is not a party to any option, warrant, purchase right or other Contract that could require such Seller, to sell, transfer or otherwise dispose of any shares of Company Stock (other than this Agreement). Except as set forth on Section 3.02(f) of the Disclosure Schedule, Seller is not a party to any voting trust, proxy or other Contract with respect to the voting of any shares of Company Stock. Upon the sale, transfer, assignment, conveyance and delivery of the shares of Common Stock by such Seller as provided in this Agreement, Seller will convey to Buyer good, marketable and exclusive title to such Seller’s shares of Common Stock.
(g)    Litigation. There are no Proceedings pending or, to such Seller’s Knowledge, threatened in writing against such Seller or the shares of Common Stock owned by such Seller, at law or in equity, that (i) challenges or seeks to enjoin, delay or obtain damages in respect of this Agreement or the transactions contemplated hereby, or (ii) which would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the Ancillary Documents to which such Seller is party, such Seller’s performance of this Agreement or the Ancillary Documents to which such Seller is party or the consummation of the transactions contemplated by this Agreement or the Ancillary Documents to which such Seller is party.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to the exceptions noted in the corresponding sections of the Disclosure Schedule, the Company hereby represents and warrants to Buyer that:
4.01    Corporate Status. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now being conducted. The Company is legally qualified to transact business and is in good standing (to the extent such concept is applicable) as a foreign corporation in all jurisdictions where the nature of its properties and the conduct of its business as now conducted require such qualification, which jurisdictions are set forth on Section 4.01 of the Disclosure Schedule, except where the failure to be so qualified would not have a Material Adverse Effect. True and complete copies of the organizational documents of the Company, as currently in effect, have been made available to Buyer. The Company is not currently in violation in any material respect of any terms of its organizational documents.
4.02    Power and Authority. The Company has all corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All corporate acts or proceedings required to be taken by the Company to authorize the execution and delivery of this Agreement and the Ancillary Documents to which it is party and the performance of the Company’s obligations hereunder and thereunder have been properly taken.
4.03    Enforceability. This Agreement and the Ancillary Documents to which the Company is party have been duly authorized, executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement and the Ancillary Documents to which the Company is party by Sellers and Buyer, this Agreement and the Ancillary Documents to which the Company is party constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions.
4.04    Capitalization; Stock Ownership. Section 4.04 of the Disclosure Schedule sets forth (a) the number of authorized shares of each class of the Company’s capital stock and (b) the number of issued and outstanding shares of each class of the Company’s capital stock, and the holders thereof. The Common Stock is all of the issued and outstanding equity securities of the Company. All of the Company Stock is and was, at the time of its issuance, duly authorized and validly issued and is fully paid and non-assessable, and was issued in compliance with all applicable state and federal securities Laws and not in violation of any preemptive or similar rights. Except as set forth on Section 4.04 of the Disclosure Schedule, there are no outstanding rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other Contracts that require or could require the Company to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock) or Restrictions on the Company’s capital stock. The Company is not and may not be obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.
4.05    Subsidiaries.
(a)    Except as set forth on Section 4.05(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Subsidiaries or owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Each of the Company’s Subsidiaries (and their respective Subsidiaries) is owned by the Company or its Subsidiaries (or their respective Subsidiaries) as indicated on Section 4.05(a) of the Disclosure Schedule. All of equity securities of the Company’s Subsidiaries (and their respective Subsidiaries) are and were, at the time of their issuance, duly authorized and validly issued and is fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities Laws and not in violation of any preemptive or similar rights. There are no outstanding rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other Contracts that require or could require the any of the Company’s Subsidiaries (and their respective Subsidiaries) to issue or sell any shares of their capital stock (or securities convertible into or exchangeable for shares of their capital stock) or Restrictions on each Subsidiary’s respective capital stock. None of the Company’s Subsidiaries (nor their respective Subsidiaries) are or may be obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.
(b)    Each of the Company’s Subsidiaries (and their respective Subsidiaries) (i) is a corporation, partnership, or limited liability company or other entity validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite corporate, partnership, limited liability company or other entity power and authority to own or lease its properties and assets and to carry on its business as now being conducted, and (iii) is legally qualified to transact business and is in good standing (to the extent such concept is applicable) as a foreign corporation, partnership, limited liability company or other entity in all jurisdictions where the nature of its properties and the conduct of its business as now conducted require such qualification, which jurisdictions are set forth on Section 4.05(b) of the Disclosure Schedule, except where the failure to be so qualified would not have a Material Adverse Effect. True and complete copies of the organizational documents of the Company’s Subsidiaries (and their respective Subsidiaries), as currently in effect, have been made available to Buyer. None of the Company’s Subsidiaries (nor their respective Subsidiaries) is currently in violation in any material respect of any terms of their respective organizational documents.
4.06    No Violation; Consents and Approvals. Except as set forth on Section 4.06 of the Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Documents to which the Company is party by the Company and the consummation by it of the transactions contemplated hereby and thereby will not (a) violate any provision of the organizational documents of the Company or its Subsidiaries (or their respective Subsidiaries), (b) violate any Law applicable to, binding upon or enforceable against the Company or its Subsidiaries (or their respective Subsidiaries), (c) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Contract, (d) result in the creation or imposition of any Lien upon any of the property or material of the Company or its Subsidiaries (or their respective Subsidiaries) or the Common Stock or (e) require the consent or approval of or notice to any Governmental Authority.
4.07    Financial Statements.
(a)    Attached as Section 4.07(a) of the Disclosure Schedule are copies of (i) the audited consolidated balance sheet and consolidated statements of income, comprehensive income, stockholders’ deficiency and cash flows of the Company and its Subsidiaries as of and for the fiscal years ended March 31, 2018 and March 31, 2019 (the “Year-End Financial Statements”) and (ii) the unaudited consolidated balance sheet and income statement of the Company and its Subsidiaries as of and for the six (6) month period ending September 30, 2019 (the “Interim Financial Statements” and collectively with the Year-End Financial Statements, the “Financial Statements”).
(b)    The Financial Statements fairly and accurately present in all material respects the financial position of the Company and its Subsidiaries at each of the balance sheet dates and the results of operations and cash flows for each of the periods covered thereby. The Financial Statements have been prepared in accordance with GAAP, consistently applied, from the books and records of the Company and its Subsidiaries, except that the Interim Financial Statements do not reflect year-end adjustments, which will not be material, individually or in the aggregate, and do not contain footnote disclosures and other presentation items.
(c)    The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions of the are executed in accordance with management’s general or specific authorizations and fairly reflect such transactions, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) access to material assets of the Company or its Subsidiaries is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets of the Company or its Subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither the Company nor its Subsidiaries have any significant deficiencies or material weaknesses in the design or operation of Company’s or its Subsidiaries’ internal controls which would materially adversely affect the Company’s or its Subsidiaries’ ability to record, process, summarize and report financial data. Neither the Company nor its Subsidiaries have received any written complaint or allegation regarding deficient accounting practices, procedures or methods of the Company or its Subsidiaries or their internal accounting controls.
(d)    The Accounts Receivable reflected in the balance sheet included in the Interim Financial Statements, and all Accounts Receivable arising since September 30, 2019, represent valid and bona fide claims against debtors for sales, services performed or other charges arising in the Ordinary Course of Business and neither the Company nor its Subsidiaries has received written notice of and, to the Knowledge of the Company are not currently subject to, dispute, contest, set-off or counterclaim. All reserves for the collection of such accounts receivable shown on the balance sheet included in the Interim Financial Statements or arising since September 30, 2019 were calculated in accordance with the Accounting Methodology.
(e)    All items of inventory reflected in the balance sheet included in the Interim Financial Statements, and all inventory acquired since September 30, 2019, consist of a quality and quantity that is adequate, usable and saleable in the Ordinary Course of Business except for obsolete items and work-in-process goods, all of which have been written off or written down to net realizable value on the balance sheet included in the Interim Financial Statements or on the accounting records of the Company or its Subsidiaries as of the Closing Date, as the case may be.
(f)    The Company and its Subsidiaries do not have any liability of a nature required by GAAP to be reflected in a consolidated balance sheet, except (i) liabilities that are accrued or reserved against in the Financial Statements, (ii) liabilities which have arisen since September 30, 2019 that were incurred in the Ordinary Course of Business, (iii) liabilities disclosed on Section 4.07(f) of the Disclosure Schedule, and (iv) liabilities incurred in connection with this Agreement and the transactions contemplated hereby. Neither the Company nor its Subsidiaries has any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Securities Exchange Act of 1934) and do not have any commitment to become a party to such an arrangement.
4.08    Absence of Certain Developments. Except as set forth on Section 4.08 of the Disclosure Schedule, since March 31, 2019:
(a)    the business of the Company and its Subsidiaries has been conducted in the Ordinary Course of Business;

(b)    there has not occurred any Material Adverse Effect or any change or event that could reasonably be expected to result in a Material Adverse Effect;
(c)    the Company and its Subsidiaries have not sold, transferred, leased, mortgaged, pledged or otherwise subjected to any Lien (other than Permitted Liens) any material assets or properties (tangible or intangible) or any portion of their assets or property (tangible or intangible), taken as a whole;
(d)    the Company and its Subsidiaries have not entered into any Contract or other obligation to make an acquisition or disposition (whether by merger, acquisition of stock or assets, or otherwise) of any business or line of business;
(e)    there has not been any change in the organizational documents of the Company or any of its Subsidiaries;
(f)    there has been no (i) election made or action taken to change the status of the Company or any of its Subsidiaries (as a corporation, partnership or disregarded entity) for federal, state or local income Tax purposes, (ii) settlement or compromise of any Tax claim or liability, (iii) change in any method of accounting or annual accounting period for Tax purposes, (iv) surrender of any claim for a refund of Taxes or (v) waiver or extension of the statute of limitations in respect of any Tax or entered into any Contract with any Governmental Authority;
(g)    there has not been any damage, destruction, theft or loss, whether or not covered by insurance, with respect to the property and assets of the Company or its Subsidiaries having a replacement cost of more than $50,000 in the aggregate;
(h)    neither the Company nor any of its Subsidiaries has materially increased or agreed to materially increase the compensation payable or to become payable by it to any of the Company’s or any such Subsidiary’s employees whose base salary is in excess of $100,000, or agreed to materially increase the compensation, coverage or benefits available under any Plan;
(i)    there has not been any change by the Company or any of its Subsidiaries in its accounting or Tax reporting methods, principles or policies;
(j)    there has not been any change in the Company’s or any of its Subsidiaries’ accounting policies, procedures or methodologies;
(k)    there has been no change or modification in any manner of the Company’s or its Subsidiaries’ existing credit, collection and payment policies, procedures and practices with respect to Accounts Receivable and accounts payable, respectively, including acceleration of collections of Accounts Receivable, failure to make or delay in making collections of Accounts Receivable (whether or not past due), acceleration of payment of accounts payable or failure to pay or delay in payment of accounts payable;

(l)    there has not been any incurrence of any borrowings or Funded Debt other than borrowings or Funded Debt incurred in the Ordinary Course of Business;
(m)    there has not been any deferral of any commitment for capital expenditures, or failure to make any capital expenditures that would have been made in the Ordinary Course of Business;
(n)    there has not been any waiver or release of any material right or claim of the Company or its Subsidiaries or incurrence of any material modifications, amendments or terminations of any Material Contract; and
(o)    neither of the Company nor any of its Subsidiaries has agreed or otherwise become legally obligated to do any of the foregoing.
4.09    Litigation. Except as set forth on the Section 4.09 of the Disclosure Schedule, (a) there are no, and since January 1, 2016, there have been no, Proceedings pending or threatened in writing against the Company or its Subsidiaries, their respective assets or properties or the business of the Company or its Subsidiaries, at law or in equity and (b) since January 1, 2016, none of the Company or its Subsidiaries, their respective assets or properties or the business of the Company or its Subsidiaries have been subject to any judgment, order or decree of any Governmental Authority. To the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to give rise to, or serve as the basis for, any Proceeding against the Company or its Subsidiaries, their respective assets or properties or business of the Company or its Subsidiaries. There are no unsatisfied judgments, penalties or awards affecting the Company or its Subsidiaries, their respective assets or properties or business of the Company or its Subsidiaries.
4.10    Environmental Matters. Except as set forth on Section 4.10 of the Disclosure Schedule:
(a)    the Company and its Subsidiaries are and, since January 1, 2016 have been, in material compliance with all Environmental Laws and Permits required under Environmental Laws;
(b)    the Company and its Subsidiaries possess, and since January 1, 2016 have possessed, all material Permits required under Environmental Laws which are required for or necessary to the operation of their business and there are no Proceedings pending, threatened in writing or, to the Knowledge of the Company, otherwise threatened, relating to the suspension, revocation or modification of any Permits required under Environmental Laws;
(c)    neither the Company nor any of its Subsidiaries has, since January 1, 2016, received any written notice of a material violation of Environmental Laws or any material liability arising under Environmental Laws or any investigation, remediation or corrective obligation, relating to the Company, its Subsidiaries or their facilities, the subject of which is unresolved;

(d)    there is no action, suit, enforcement action or other Proceeding, including any investigation, cleanup, removal, response activity, remediation, or corrective action obligation, relating to any property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or its Subsidiaries or for any offsite disposal location pending against the Company or its Subsidiaries, in each case, related to an actual or alleged material violation of Environmental Laws or Environmental Permits or a material liability arising under Environmental Laws;
(e)    neither the Company nor its Subsidiaries has released, disposed, discarded or dumped material quantities or concentrations of Hazardous Substances on the Real Property or any other property currently or formerly owned, operated or leased by the Company or its Subsidiaries either in material violation of Environmental Laws or that would reasonably be expected to result in material Liability to the Company under Environmental Laws nor, to the Knowledge of the Company or its Subsidiaries, are there any Hazardous Substances in, on, under, emanating from, or migrating onto any portion of any property currently or formerly owned, leased, or occupied by the Company or its Subsidiaries in concentrations or quantities that would reasonably be expected to result in a material liability to the Company under Environmental Laws;
(f)    with respect to any property or structure currently or formerly owned, leased or occupied by the Company or its Subsidiaries, the Company and its Subsidiaries have not generated, handled, stored, recycled, treated, stored, transported, sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, or accepted for transport any Hazardous Substance at or to a facility, site or location, which, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (“CERCLA”) or any similar state Law has been placed or, to the Knowledge of the Company, is proposed to be placed, on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any state or regional equivalent list of known or suspected contaminated sites;
(g)    the Company and its Subsidiaries have made available to Buyer copies of all material environmental reports and audits pertaining to the Real Property as well as (i) any documents related to the unpermitted Release of Hazardous Substances in violation of Environmental Laws or that otherwise required reporting or remediation, (ii) any outstanding or unresolved notice of violation or potential liability related to Hazardous Substances or arising under Environmental Laws, (iii) any documents related to non-compliance with required Environmental Permits and (iv) any documents related to any Environmental Claims pending or threatened against the Company that are within the Company’s or such Subsidiary’s possession or reasonable control;
(h)    neither the Company nor any of its Subsidiaries has agreed to indemnify or hold harmless or assume any actual or potential liability under any Environmental Laws of any other Person;

(i)    to the Knowledge of the Company, neither this Agreement nor the Ancillary Documents to which the Company is party nor the consummation of the transactions contemplated hereby or thereby will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Authority, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws;
(j)    (i) the Real Property and other tangible properties owned or operated by the Company and its Subsidiaries do not contain asbestos that in its current form or condition is friable or damaged and must be abated, removed or encapsulated to comply with Environmental Laws, (ii) to the Knowledge of the Company, no products manufactured, sold, serviced, repaired or otherwise handled currently or in the past by the Company or its Subsidiaries contain or have contained asbestos, and (iii) to the Knowledge of the Company, no workers’ compensation claims have been filed by any current or former employees or contractors of the Company or its Subsidiaries and no other claims or actions have been threatened or asserted by any employee, customer, or other individual, in each case, related to alleged exposure to asbestos in any products manufactured, sold, serviced, repaired or otherwise handled currently or in the past by the Company or its Subsidiaries.
4.11    Title to Properties; Adequacy of Assets.
(a)    Except as set forth on Section 4.11(a) of the Disclosure Schedule, the Company or one of its Subsidiaries has valid title to, or a valid leasehold interest in (or other right to use), all of the tangible personal property shown to be owned by the Company or its Subsidiaries on the Interim Financial Statements, free and clear of all Liens, except for Permitted Liens or assets disposed of in the Ordinary Course of Business since the date of the Interim Financial Statements.
(b)    The rights, assets and property owned or leased by the Company or its Subsidiaries (i) include all rights, assets and property currently held for use or used in the current operation of the business of the Company or its Subsidiaries by the Company and its Subsidiaries, (ii) are necessary and sufficient to conduct the operations of such business as currently conducted and as conducted since January 1, 2018, and (iii) are in good operating condition and repair, ordinary wear and tear and normal repairs and replacements excepted and are adequate and suitable for use in the Ordinary Course of Business. There are no rights, assets or properties used in or held for use for, the operation of the business of the Company or its Subsidiaries by the Company and its Subsidiaries that are owned by any Person other than the Company or its Subsidiaries that will not be leased or licensed to Buyer or the Company or its Subsidiaries under valid, current leases or license arrangements following the Closing.
4.12    Compliance with Laws. The Company and its Subsidiaries are, and since January 1, 2016 have been, in material compliance with all applicable Laws. Except as disclosed on Section 4.12 of the Disclosure Schedule, since January 1, 2016, neither Company nor any of its Subsidiaries have been cited, fined or otherwise notified in writing of any actual, alleged or potential violation of, or failure to comply with, any term or requirement of any Law applicable to the Company or its Subsidiaries. To the Knowledge of the Company, since January 1, 2016, no event has occurred or circumstance has existed that could reasonably be expected to give rise to, or serve as the basis for, a claim of any such failure to so comply.
4.13    Labor and Employment Matters.
(a)    Section 4.13(a) of the Disclosure Schedule sets forth a list of all current employees of the Company and its Subsidiaries with the following information: name, position, hire date, compensation (including hourly rate for non-exempt employees, salary for exempt employees, and any incentive compensation), FLSA exemption, status (active or leave of absence, full-time or part-time), and work location (city, state).
(b)    Section 4.13(b) of the Disclosure Schedule sets forth a list of all independent contractors who currently provide services to the Company or its Subsidiaries with the following information: name, dates of services, description of service, compensation arrangement, and whether the relationship is governed by a written Contract.
(c)    Except as set forth on Section 4.13(c) of the Disclosure Schedule, (i) since January 1, 2016, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, (ii) to the Knowledge of the Company, since January 1, 2016, there has not been any effort by any labor union to organize any employees of the Company and its Subsidiaries into one (1) or more collective bargaining units, (iii) since January 1, 2016, neither the Company nor any of its Subsidiaries has experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute and none are pending or, to the Knowledge of the Company, threatened in writing, (iv) since January 1, 2016, neither the Company nor any of its Subsidiaries has committed any unfair labor practice, (v) there is no Proceeding pending or, to the Knowledge of the Company, threatened, in any forum by or on behalf of any present or former employee of the Company or its Subsidiaries, any applicant for employment or any class or classes of the foregoing alleging breach of any express or implied Contract of employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, (vi) there is no Contract of any kind which restricts the Company or its Subsidiaries from relocating, closing or terminating any of its operations or facilities, and (vii) no Person has applied to the National Labor Relations Board to be certified as the bargaining agent of any employee of the Company with respect to such employee’s employment by the Company or its Subsidiaries since January 1, 2016. To the Knowledge of Company, no executive officer or group of key employees has any plans to terminate his, her or their employment with the Company or its Subsidiaries as a result of the transactions contemplated hereby.
(d)    The Company and its Subsidiaries are, and since January 1, 2016, have been, in compliance with all applicable Laws pertaining to labor and employment and employment practices, including equal employment opportunity, wage and hour, immigration, classification of independent contractors, exemption classification, occupational safety and health, the Worker Adjustment and Retraining Notification Act, and any similar state or local law. All current and former employees of the Company and its Subsidiaries have been classified correctly under the Fair Labor Standards Act, and any current or former employee of the Company or its Subsidiaries who is or should be classified as non-exempt has been paid overtime for any overtime hours worked.
(e)    The Company has fully and accurately completed I-9 forms for each current and former employee and has retained those forms in accordance with applicable Law. All of the Company’s and its Subsidiaries’ current and former employees that work in the United States or are otherwise required by applicable law to be authorized to work in the United States are or were, as applicable, authorized to work in the United States.
(f)    No amount is due to or payable by the Company or any of its Subsidiaries to the Persons identified on Section 4.13(f) of the Disclosure Schedule by Law, Contract or otherwise, other than expense reimbursements in the Ordinary Course of Business.
4.14    Employee Benefit Plans.
(a)    Section 4.14(a) of the Disclosure Schedule sets forth a list of each employee benefit, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, executive compensation, deferred compensation, incentive compensation, equity or equity-based compensation, stock purchase, severance, change in control, retention, health or other medical, dental, life, disability or other insurance plan, program, policy, practice, agreement or arrangement, in each case sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any current or former officer, employee, director or independent contractor and his or her respective dependents or beneficiaries, other than governmental plans mandated by applicable Law (collectively, the “Plans”).
(b)    Each of the Plans that is intended to be qualified under Section 401(a) of the Code has received either a favorable determination letter from the Internal Revenue Service or is a prototype plan that has received a favorable notification letter from the Internal Revenue Service. There are no facts or circumstances that would be reasonably likely to adversely affect the qualified status for any such Plan.
(c)    The Plans (and all related trust or other funding vehicles) have been maintained, operated and administered in compliance in all material respects with the requirements of the Code, ERISA and all applicable Laws and with the terms of the Plans. With respect to the Plans, all required contributions have been made or properly accrued in all material respects and in compliance with the terms of the Plans and applicable Law.
(d)    The Company has made available to Buyer true and complete copies of (i) each Plan and all amendments and related trust, insurance, annuity or other funding agreements, (ii) all non-routine, written correspondence with any Governmental Authority with respect to each Plan within the prior six years, (iii) the latest financial statements and actuarial or other valuation reports prepared with respect to each Plan, (iv) the three most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect to each Plan, (v) the most recent summary plan description with respect to each Plan, (vi) reports on the results of all applicable testing for coverage, nondiscrimination and top-heavy status for the prior three years, and (vii) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.
(e)    Neither the Company nor any ERISA Affiliate has sponsored, maintained, contributed to, otherwise participated in, been required to maintain or contribute to, or has any actual or contingent liability under, (i) any defined benefit pension plan (including any multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA)) or any plan, program or arrangement subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code, or (ii) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(f)    All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) have been filed or distributed in compliance with the requirements of ERISA, the Code and applicable Law with respect to each Plan.
(g)    No Proceeding or investigation with respect to any Plan (other than routine claims for benefits) is, or since January 1, 2016 has been, pending or threatened.
(h)    Neither the Company nor any ERISA Affiliate sponsors, maintains, or has any actual or contingent liability with respect to any arrangement that provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980B(f) of the Code or similar state Law).
(i)    No Plan is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code).No current or former officer, employee, director or independent contractor is entitled to receive any gross-up or additional payment in connection with the Tax required by Section 409A or Section 4999 of the Code.
(j)    To the Knowledge of the Company, no Plan, fiduciary of such Plan or administrator of such Plan has taken any action, or failed to take any action, which action or failure could subject Buyer, the Company and its Subsidiaries, or any current or former officer, employee, director or independent contractor to any liability for breach of any fiduciary duty, or for any prohibited transaction (as defined in Section 4975 of the Code), with respect to or in connection with such Plan.
(k)    Neither the Company nor any ERISA Affiliate has any liability or obligations under or on account of a Plan, arising out of the hiring of Persons to provide services to either the Company or any ERISA Affiliate and treating such Persons as consultants or independent contractors and not as employees of either the Company or any ERISA Affiliate, as applicable.

(l)    None of the execution and delivery of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby (alone or in conjunction with any other event) will (i) entitle any current or former officer, employee, director or independent contractor to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits for any current or former officer, employee, director or independent contractor or trigger any other material obligation under any Plan, or (iii) result in any breach or violation of or default under or limit the Company’s or Buyer’s right to amend, modify or terminate any Plan.
(m)    None of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (alone or in conjunction with any other event) will result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Section 4.14(m) of the Disclosure Schedule sets forth, with respect to each “disqualified individual” (as defined in Section 280G(c) of the Code) of the Company and its Subsidiaries, such Person’s name, title, base amount (as defined in Section 280G(b)(3) of the Code), and maximum aggregate amounts payable to such Person as a result of this Agreement or the consummation of the transactions contemplated hereby (alone or in conjunction with any other event, including a termination of employment on or following the Closing).
(n)    With respect to any Plan for the benefit of any current or former officer, employee, director or independent contractor or respective dependents thereof who perform services or who are employed outside of the United States (a “Non-US Plan”): (i) if required to have been approved by any non-U.S. Governmental Authority (or permitted to have been approved to obtain any beneficial tax or other status), such Non-US Plan has been so approved or timely submitted for approval, no such approval has been revoked (nor, to the Company’s Knowledge, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably likely to affect any such approval or increase the costs relating thereto; (ii) if intended to be funded and/or book reserved, such Non-US Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; (iii) no material liability exists or reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of such Non-US Plan; (iv) no current or former officer, employee, director or independent contractor who is domiciled outside of the United States (or any of their dependents) is entitled to any pension, superannuation, retirement (including on early retirement) or death benefits (including in the form of a lump sum) (together, “Pension Benefits”) that become payable before their normal retirement age as stated in their contract of employment or such Plan itself; (v) apart from any general indemnity in favor of the trustees given by the Company or any of its Subsidiaries under the governing documents of such Non-US Plan, neither the Company nor any of its Subsidiaries has given any indemnity, undertaking or guarantee in respect of such Non-US Plan; (vi) the financial statements of such Non-US Plan accurately reflect such Non-US Plan’s liabilities and accruals for contributions required to be paid to such Non-US Plan, in accordance with applicable generally accepted accounting principles consistently applied; and (vii) the assets of each Non-US Plan that provide Pension Benefits are sufficient to satisfy its respective liabilities (current and contingent)

as at the date of this Agreement. Section 4.14(n) of the Disclosure Schedule sets forth a list of each Non-US Plan.
4.15    Tax Matters. The Company and its Subsidiaries have filed all Tax Returns that are required to be filed by them (taking into account any extensions of time to file that have been duly perfected). All such Tax Returns are true and correct in all material respects All Taxes due by the Company and its Subsidiaries, whether or not shown on such Tax Returns have been fully paid or properly accrued. The provision for Taxes on the Interim Financial Statements is sufficient for all accrued and unpaid Taxes as of the date thereof, and all Taxes that the Company or its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued. The Company and its Subsidiaries do not and will not have any liability for Taxes with respect to a Pre-Closing Period other than the Taxes shown on the Interim Financial Statements. Except as set forth on Section 4.15 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is currently or has been a party to any Tax allocation, Tax sharing, Tax indemnity, Tax reimbursement agreement or arrangement (other than credit agreements, lease agreements or other commercial agreements entered into in the Ordinary Course of Business containing customary Tax allocation or gross-up provisions). Neither the Company nor any of its Subsidiaries has been the subject of any audit or other examination of Taxes by the Taxing Authorities of any nation, state or locality with respect to any open tax years and, the Company has not received any written notice of the contemplation or pendency of such audit or examination. Neither the Company nor any of its Subsidiaries has waived in writing any statute of limitations in respect of Taxes payable by either of them, which waiver is currently in effect. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is liable for the Taxes of any other Person (other than the Company or any of its Subsidiaries) as a transferee or successor, by contract or otherwise. Except as set forth on Section 4.15 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting for a taxable period ending on or prior to the Closing Date, (b) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (c) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (d) installment sale or open transaction disposition made on or prior to the Closing Date, (e) election under Section 108(i) of the Code, (f) pursuant to Section 951 or Section 951A of the Code, or (g) pursuant to Section 965 of the Code. DSI Europe GmbH is and always has been classified as a corporation for U.S. Tax purposes. Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” as defined by Treasury Regulation of the Code.
4.16    Real Properties and Related Matters.

(a)    Section 4.16(a) of the Disclosure Schedule sets forth a correct and complete list of all of the real property owned by the Company or its Subsidiaries as of the date of this Agreement including, with respect to each owned parcel the name of the legal owner, a correct legal description, street address and tax parcel identification number (the “Real Property”). The Company or one of its Subsidiaries has good, valid, insurable and marketable title to all of the Real Property, and the Real Property is held free and clear of all title defects and Liens, except for Permitted Liens. No improvements constituting a part of the owned Real Property encroach on real property not owned by the Company or its Subsidiaries or violate any set-back or other restricted areas pursuant to zoning codes or other applicable agreements. There are neither actual, nor, to the Knowledge of the Company, any threatened or contemplated, condemnation or eminent domain proceedings that affect any Real Property, and neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of the intention of any Governmental Authority to take or use all or any part thereof. The Company has made available to Buyer copies of the deeds, leases and other instruments (as recorded) by which the Company or one of its Subsidiaries acquired its interest in the Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company or its Subsidiaries with respect to the Real Property. With respect to the Real Property:
(i)    the Company or one of its Subsidiaries is the sole occupant, does not share any space with or sublet any space to any other Person and enjoys peaceful, quiet and undisturbed possession of the Real Property;
(ii)    all facilities have received all material approvals of Governmental Authorities (including certificates of occupancy, licenses and permits, all of which have been fully paid for and are in full force and effect) required in connection with the ownership or operation thereof, and there are no pending or, to the Company’s Knowledge, threatened condemnation, fire, or health, safety, building, zoning other land or regulatory Proceedings relating to all or any part of any Real Property or other matters adversely affecting the current use, occupancy or value thereof;
(iii)    all facilities located on the Real Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, telephone, water and septic tank sewer treatment, all of which services are adequate in accordance with all applicable Laws and, except for water and septic tank sewer treatment, are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such Real Property;
(iv)    there are no material structural defects in any of the fixtures located at the Real Property, and the heating, ventilating, air conditioning, electrical, mechanical, plumbing, water, sewer, fire alarm and other similar systems at each parcel of Real Property are in good repair and operating condition (except for ordinary wear and tear in the Ordinary Course of Business) having regard to their age and use, and have been properly maintained on a regular basis, and no expenditure is presently required in order to maintain such condition and state of repair;

(v)    all fixtures and building systems located on the Real Property are owned by the Company or its Subsidiaries free and clear of any Liens, other than Permitted Liens,
(vi)    such Real Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting each parcel, and access to the Real Property is provided by paved public right of way with adequate curb cuts available;
(vii)    there are no assessments for public improvements currently affecting or pending against any Real Property, and there are no assessable public improvements which have been ordered to be made and which have not heretofore been assessed;
(viii)    there are no Contracts for services currently affecting the property,
(ix)    no Person has leased or otherwise granted to any Person the right to use or occupy such Real Property; and
(x)    there are no outstanding options, rights of first offer, rights of first refusal or Contracts to purchase such Real Property or any portion thereof.
(b)    Neither the Company nor its Subsidiaries leases any real property or uses any real property in the conduct of their respective businesses other than the Real Property.
4.17    Insurance.
(a)    Section 4.17(a) of the Disclosure Schedule lists each insurance policy maintained by or on behalf of the Company and its Subsidiaries, including the name of the insurer and policy number (the “Insurance Policies”). The Insurance Policies are in full force and effect and bound, and all premiums, deductibles and other fees and payments due thereon (and on any insurance policies maintained by or on behalf of the Company or its Subsidiaries since January 1, 2016) have been paid. Neither the Company nor any of its Subsidiaries is in material breach or material default under any Insurance Policy, and neither the Company nor any of its Subsidiaries has received written notice of cancellation of any Insurance Policy.
(b)    There is no claim by the Company or one of its Subsidiaries pending under any Insurance Policy as to which coverage has been denied or disputed by the underwriters of any Insurance Policy (including the issuance of a reservation of rights), and, to the Knowledge of the Company, there is no basis for denial of any claim under any Insurance Policy. Neither the Company nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing any Insurance Policy that insurance rates therefor shall hereafter be materially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there shall hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or non-renewal of any Insurance Policy. A copy of each Insurance Policy has been made available to Buyer.
4.18    Licenses and Permits. The Company and its Subsidiaries possess all material governmental licenses, approvals, permits or authorizations necessary to operate their respective businesses in the Ordinary Course of Business, a correct and complete list of which are set forth on Section 4.18 of the Disclosure Schedule (collectively, the “Permits”). Since January 1, 2016, the Company and its Subsidiaries have possessed all governmental licenses, approvals, permits or authorizations necessary to operate their respective businesses in the then-ordinary course of business in material compliance with applicable Law. Neither the Company nor any of its Subsidiaries is in material default or violation under any of the Permits. There are no Proceedings pending or threatened in writing relating to the suspension, revocation or modification of any of the Permits. No event has occurred which allows, or upon the giving of notice or the passage of time or both would allow, the revocation or termination of any Permit. Neither the Company nor any of its Subsidiaries has received from any Governmental Authority any written or, to the Knowledge of the Company, oral notification with respect to any actual or alleged material non-compliance with any Permit. All fees and charges with respect to the Permits have been paid in full.
4.19    Affiliated Transactions. Except as set forth on Section 4.19 of the Disclosure Schedule, no Seller, officer, director, employee, stockholder or Affiliate of the Company or its Subsidiaries or any individual in such officer’s, director’s or stockholder’s immediate family (a) is a party to any Contract (other than employment agreements and option agreements) with the Company or its Subsidiaries, (b) has any direct or indirect material ownership interest in any customer, vendor or supplier of the Company or its Subsidiaries, (c) has any Contractual or other claims, express or implied, of any kind whatsoever against the Company or its Subsidiaries or is engaged in any other transaction with the Company or its Subsidiaries, or (d) has any ownership or leasehold interest in any property or assets used by the Company or its Subsidiaries (each of clauses (a) through (d), an “Affiliated Transaction”).
4.20    Material Contracts.
(a)    Section 4.20(a) of the Disclosure Schedule sets forth a list of all Contracts, including all amendments and supplements thereto, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound, meeting any of the descriptions set forth below (collectively referred to herein as the “Material Contracts”):
(i)    all Contracts relating to any completed business acquisition or disposition by the Company or its Subsidiaries since January 1, 2015;
(ii)    all collective bargaining agreements with any labor union;

(iii)    all Contracts for the employment or services of any current officer, individual employee or other Person on a full-time or consulting basis with annual required payments in excess of $50,000;
(iv)    all Contracts under which the Company or its Subsidiaries has created, incurred, assumed or guaranteed any obligation for Funded Debt;
(v)    all Contracts under which the Company or its Subsidiaries is lessee of, or holds or operates, any personal property owned by any other party;
(vi)    all Contracts under which the Company or its Subsidiaries is lessor of or permits any third party to hold or operate any personal property;
(vii)    all Contracts under which any Person grants the Company or one of its Subsidiaries any rights with respect to the third-party proprietary rights included in the Proprietary Rights, including Contracts under which any Person grants the Company or one of its Subsidiaries any rights with respect to software that is material to the operation of the business of the Company and its Subsidiaries (other than Contracts for “off the shelf” software);
(viii)    all Contracts under which the Company or one of its Subsidiaries grants any Person any rights with respect to the Proprietary Rights that are owned by the Company or one of its Subsidiaries (other than non-exclusive licenses granted to customers in the Ordinary Course of Business)
(ix)    all Contracts which, by their terms restrict the Company’s right or the right of any of its Subsidiaries to compete with any other Person in the Company’s or its Subsidiaries’ conduct of their respective businesses, including any Contracts containing non-solicitation and most-favored nations clauses;
(x)    all Contracts (or group of related Contracts) for the furnishing or receipt of products or services, in each case, which provides for annual payments to or by the Company or its Subsidiaries in excess of $50,000;
(xi)    all Contracts relating to any joint venture, partnership, strategic alliance or sharing of profits or losses with any Person;
(xii)    all Contracts related to or evidencing an Affiliated Transaction (collectively, the “Affiliate Agreements”);
(xiii)    all Contracts with a Governmental Authority; and
(xiv)    all Contracts with any Material Customer or Material Supplier.

(b)    The Company has made available to Buyer a correct and complete copy of all Material Contracts. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Material Contract is in material breach of, or in default under, any Material Contract. No condition exists which (with or without notice or lapse of time, or both), would cause the Company or its Subsidiaries or, to the Knowledge of the Company, any other party, to be in material default under any of the Material Contracts. Except as set forth on Section 4.20(b) of the Disclosure Schedule, each Material Contract is valid, legally binding and in full force and effect and enforceable in accordance with its terms. Since January 1, 2018, (i) neither the Company nor its Subsidiaries has received any written claim from any other party to any Material Contract that the Company or its Subsidiaries have breached any obligations to be performed by it thereunder in any material respect, and (ii) neither the Company nor its Subsidiaries has sent any written claim from to other party to any Material Contract that such other party has breached any obligations to be performed by it thereunder in any material respect.
4.21    Proprietary Rights.
(a)    Section 4.21(a) of the Disclosure Schedule sets forth a correct and complete list of all material Proprietary Rights owned or licensed by the Company or one of its Subsidiaries or for which the Company or one of its Subsidiaries has a valid right to use, including all (whether or not material), (i) Patents, Trademarks and Copyrights and all registrations, applications, renewals and extensions for any of the foregoing, including, where applicable, dates of registration, authority with which such Proprietary Rights are registered, identifying registration numbers, and dates of expiration (collectively, “Registered Proprietary Rights”) and (b) software owned by the Company or one of its Subsidiaries (“Owned Software”). All required filings and fees related to the Registered Proprietary Rights have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars.
(b)    The Company or one of its Subsidiaries exclusively owns, or has the right to use pursuant to valid and effective Contracts, all Proprietary Rights, free and clear of any Lien, license or other restriction, except for Permitted Liens, and except as set forth on Section 4.21(b) of the Disclosure Schedule, the consummation of the transactions contemplated hereby will not modify, alter or impair any such rights. The Proprietary Rights are all of the proprietary rights used in or necessary for the operation of the respective businesses of the Company and its Subsidiaries as currently conducted and as conducted since March 31, 2019. All of the Proprietary Rights are valid and enforceable. The Proprietary Rights are not subject to any injunction, judgment, order, decree, or ruling. The Company or one of its Subsidiaries has the right to use all Proprietary Rights owned by third Persons which are used in their business. No Proceedings are pending or, to the Knowledge of the Company, threatened, and since January 1, 2016, no Proceedings have been pending or, to the Knowledge of the Company have been threatened, against the Company or its Subsidiaries by any Person with respect to the use, ownership, validity or enforceability of any Proprietary Rights or challenging or questioning the validity or effectiveness of any Contract relating to the same.

(c)    Except as set forth on Section 4.21(c) of the Disclosure Schedule, the use by the Company or its Subsidiaries of the Proprietary Rights does not, and since January 1, 2016 has not, infringed on or otherwise violated the rights of any Person. To the Knowledge of the Company, no Person is infringing upon, and since January 1, 2016, no Person has been infringing upon, or otherwise violating the Proprietary Rights. There are no pending or threatened Proceedings brought by or on behalf of the Company or any of its Subsidiaries against any Person with respect to the use of any Proprietary Rights or the enforcement of any of the Company’s or such Subsidiaries’ rights relating to the Proprietary Rights.
(d)    The Company and its Subsidiaries have obtained from all former and current employees, agents and contractors engaged in the development of Proprietary Rights on behalf of the Company or one of its Subsidiaries written assignments that are sufficient to vest in the Company or one of its Subsidiaries exclusive ownership of all right, title and interest in and to all such Proprietary Rights, and no such employees, agents or contractors have any claims, or have threatened any claims, against the Company or its Subsidiaries in connection with such development work. The Company and its Subsidiaries have taken all commercially reasonable steps to maintain the Proprietary Rights owned by the Company or one of its Subsidiaries and to protect and preserve the confidentiality of all trade secrets included therein, including requiring all Persons having access thereto to execute written non-disclosure agreements.
(e)    Section 4.21(e) of the Disclosure Schedule sets forth a correct and complete list and description, including the manner of use, of all Open Source Software that is currently being used by the Company or one of its Subsidiaries in the operation of their respective businesses or that is incorporated in, used to developed or distributed with any Owned Software or the Company’s or its Subsidiaries’ products and services. None of the Owned Software incorporates, is comprised of, was developed using or is distributed with any Open Source Software, or is otherwise subject to the provisions of any Contract that (i) requires the distribution of the source code for the Owned Software in connection with the distribution of the Owned Software in object code form; (ii) limits the Company or its Subsidiaries’ freedom to seek full compensation in connection with their marketing, licensing, and distribution of the Owned Software; or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or reverse engineer the Owned Software. The Company and its Subsidiaries have complied at all times with the terms of all Contracts governing the use or distribution of Open Source Software and they have not received any request from any Person to license, disclose or distribute the source code for any Owned Software pursuant to a license governing Open Source Software. The Company and its Subsidiaries are in actual possession and control of the source code, object code, code writes, notes, documentation, programmers’ notes, source code annotations, user manuals and know-how for the Owned Software. The Company and its Subsidiaries have not disclosed to any Person or escrowed, or agreed to disclose to any Person or escrow, any source code for the Owned Software, and no event has occurred and no circumstance or condition exists, that will, or would reasonably be expected to, require the disclosure to any Person of any such source code.

(f)    Neither the Company nor its Subsidiaries have participated with, been affiliated with or been a member or promoter of or a contributor to any SSO that could reasonably be expected to require or obligate the Company or its Subsidiaries to grant or offer to any Person any license or right to any Proprietary Rights that are owned by the Company or its Subsidiaries.
(g)    The software, computer hardware, servers, networks, platforms, peripherals, data communication lines and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by the Company and its Subsidiaries in the operation of their respective businesses (the “IT Systems”) are sufficient for the needs of their respective businesses as currently conducted. The IT Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all software, in each case as necessary for the operation of the Company and its Subsidiaries’ respective businesses. The Company and its Subsidiaries have commercially reasonable physical, technical, organizational and administrative security measures and policies in place, including data storage, system redundancy and disaster avoidance and recovery measures, to assure the integrity and security of transactions executed through the IT Systems and to protect all personally identifiable information and other data and information collected, transmitted, processed, analyzed, generated or stored by it or on their behalf (“Company Data”) from and against unauthorized access, use or disclosure, including measures and policies concerning the protection of the systems of any third-party service providers that have access to Company Data or the IT Systems. The Company and its Subsidiaries’ comply with all applicable Laws and the requirements of all Contracts and codes of conduct to which they are parties with respect to Company Data.
4.22    Customers and Suppliers.
(a)    Section 4.22(a) of the Disclosure Schedule sets forth a true and complete list of the largest ten (10) suppliers of goods or services to the Company and its Subsidiaries during the twelve (12) month periods ended March 31, 2018 and March 31, 2019 and the six (6) month period ended September 30, 2019, together with the dollar amount of such goods and services purchased by the Company or its Subsidiaries from such suppliers during each such time period. Except as set forth on Section 4.22(a) of the Disclosure Schedule, no supplier listed on Section 4.22(a) of the Disclosure Schedule has cancelled or terminated its relationship with the Company or its Subsidiaries or materially changed the pricing or other terms of its business with the Company or its Subsidiaries, and no such supplier has threatened or notified the Company in writing that it intends to cancel, terminate or materially change the pricing or other terms of its business with the Company or its Subsidiaries. To the Knowledge of the Company, no event has occurred that would be reasonably expected to materially and adversely affect the Company’s or its Subsidiaries’ relations with any supplier identified on Section 4.22(a) of the Disclosure Schedule.
(b)    Section 4.22(b) of the Disclosure Schedule sets forth a true and complete list of the largest ten (10) customers of the Company and its Subsidiaries during the twelve (12) month periods ended March 31, 2018 and March 31, 2019 and the six (6) month period ended September 30, 2019, together with the dollar amount of such goods and services purchased from the Company or its Subsidiaries by such customers during such time period. Except as set forth on Section 4.22(b) of the Disclosure Schedule, no customer listed on Section 4.22(b) of the Disclosure Schedule has cancelled or terminated its relationship with the Company or its Subsidiaries or materially decreased its business with the Company or its Subsidiaries, and no such customer has threatened or notified the Company in writing that it intends to cancel, terminate or materially decrease its business with the Company or its Subsidiaries. To the Knowledge of the Company, no event has occurred that would be reasonably expected to materially and adversely affect the Company’s or its Subsidiaries’ relations with any customer identified on Section 4.22(b) of the Disclosure Schedule.
(c)    No Person has the exclusive right, by Contract or otherwise, to advertise, market, sell, provide, manufacture, produce, distribute or supply any of the products or services of the Company or any of its Subsidiaries to any geography, Person or otherwise.
4.23    Warranties. The Company has made available to Buyer all guaranties and warranties with respect to the quality or absence of defects of the products or services which it has sold or performed that are in force as of the date hereof. Neither the Company nor any of its Subsidiaries has made any oral warranties with respect to the quality or absence of defects of the products or services which it has sold or performed which are in force as of the date hereof, except for those warranties which are described in Section 4.23(a) of the Disclosure Schedule. There are no claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to the quality of or absence of defects in such products or services. Section 4.23(b) of the Disclosure Schedule sets forth a true and correct summary of all warranty claims and returns of defective products of the Company during the period beginning January 1, 2017 and ending on the date hereof, and all credits and allowances for defective products given to customers during such period. This summary accurately describes each defect which resulted in the return, allowance or credit. The Company has no Knowledge, that the percentage of products sold and services performed by the Company or any of its Subsidiaries for which warranties are presently in effect and for which warranty adjustments can be expected during unexpired warranty periods which extend beyond the Closing Date will be higher than the percentage of such products and services which the Company or any of its Subsidiaries has sold and performed for which warranty adjustments have been required in the past. Except as set forth on Section 4.23(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has been required to pay direct, incidental, consequential or punitive damages to any Person in connection with any of such products or services at any time during the six (6) year period preceding the date hereof. Neither the Company nor its Subsidiaries have any liability of any nature, whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, arising from any injury to person or property as a result of the ownership, possession or use of any product manufactured, sold, designed or produced by the Company or its Subsidiaries during the six (6) year period preceding the date hereof that is not fully and adequately covered by the Insurance Policies or by full indemnification or contribution from a third Person, and to the Knowledge of the Company, there is no fact, event or circumstance that could give rise to any such liability. No product liability claims have been received by the Company or its Subsidiaries and, to the Knowledge of the Company, no such claims have been threatened against the Company or its Subsidiaries alleging any liability of the Company or its Subsidiaries as a result of any defect or other deficiency with respect to the Company or its Subsidiaries. None of the Company, its Subsidiaries nor the products and services manufactured, sold, licensed, leased, provided or delivered by the Company or its Subsidiaries since January 1, 2016 have been the subject of any material recall or similar action instituted by any Governmental Authority or undertaken by the Company or its Subsidiaries on a voluntary basis.
4.24    No Brokers. Except with respect to KPMG Corporate Finance LLC, neither the Company nor any of its Subsidiaries has retained a broker, finder, investment banking firm or financial advisor to act on its behalf in connection with the transactions contemplated by this Agreement or the Ancillary Documents to which it they are party, and no other Person is or will be entitled to receive any broker’s, finder’s, investment banker’s, financial adviser’s or similar fee in connection with this Agreement or the Ancillary Documents to which the Company or its Subsidiaries are party or any of the transactions contemplated hereby or thereunder based upon arrangements made by or on behalf of the Company, its Subsidiaries or their respective Affiliates.
4.25    Certain Business Practices.
(a)    None of the Sellers, the Company nor any of the Company’s Subsidiaries, nor to the Company’s Knowledge, any of their respective directors or officers, agents or employees has, directly or indirectly, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment to government officials or employees or to political parties or campaigns or to any other Person who was, is or may be in a position to help or hinder the Company or its Subsidiaries, (c) made any contributions, payments or gifts constituting criminal bribery, (d) accepted or received any illegal contributions, payments or gifts, (e) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose, or (f) engaged in price fixing, bid rigging or any other anticompetitive activity. Neither the Company nor any of its Subsidiaries has violated any code of conduct, bid procedures, corporate policy or other similar requirement imposed upon the Company or any of its Subsidiaries by any of the Company’s or its Subsidiaries’ customers, vendors or suppliers, whether imposed by Contract or otherwise.
(b)    The Company and its Subsidiaries are, and since January 1, 2016 have been, in compliance in all material respects with all applicable Laws concerning (i) the ethical conduct of international business activities, (ii) the importation of merchandise as well as antidumping and countervailing duties, including to those administered by the U.S. Customs and Border Protection, and (iii) the exportation, re-exportation, or re-transfer of goods, services, technology, technical data, materials, software, and other items and with all U.S. trade sanctions and embargo Laws, including the International Traffic in Arms Regulations (“ITAR”), the U.S. Export Administration Regulations, and the sanctions and embargoes administered by the Office of Foreign Assets Control.

Neither the Company nor its Subsidiaries is, or is required by applicable Law to be, registered with ITAR. Neither the Company or any of its Subsidiaries produce, design, test, manufacture, fabricate or develop items that are classified as other than EAR99 in accordance with the Commerce Control List under the U.S. Export Administration Regulations. Neither the Company nor any of its Subsidiaries produces, designs, tests, manufactures, fabricates or develops a critical technology that is (x) utilized in connection with the Company’s or any of its Subsidiaries’ activity in one or more pilot program industries, or (y) designed specifically for use in one or more pilot program industries, as these terms are defined at 31 CFR Parts 800 and 801.
4.26    Banking Facilities. Section 4.26 of the Disclosure Schedule sets forth a correct and complete list of: (a) the name of each bank, savings and loan or similar financial institution with which the Company or its Subsidiaries has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company or its Subsidiaries thereat; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement; and (c) any outstanding powers of attorney executed by or on behalf of the Company or its Subsidiaries.
4.27    Officers and Directors. Section 4.27 of the Disclosure Schedule sets forth a correct and complete list of the current officers and managers of the Company and its Subsidiaries.
4.28    Books and Records. The Company and its Subsidiaries has maintained their respective books and records in the Ordinary Course of Business. The minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings for which minutes were recorded, and actions taken by written consent of, its stockholders, the board of managers, and any committees of the board of directors of the Company and its Subsidiaries. The Company has made available to Buyer correct and complete copies of the books and records of the Company and its Subsidiaries.
4.29    NO ADDITIONAL REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3.02, THIS ARTICLE IV AND THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ITS SUBSIDIARIES, THE REPRESENTATIVE, THE SELLERS NOR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY, ITS SUBSIDIARIES OR THEIR BUSINESS, OPERATIONS, ASSETS, STOCK, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS. WITHOUT LIMITING THE FOREGOING, NEITHER THE COMPANY, ITS SUBSIDIARIES, THE REPRESENTATIVE, THE SELLERS NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OF THE COMPANY AND ITS SUBSIDIARIES.

ARTICLE V
COVENANTS
5.01    Further Assurances.
(a)    From and after the Closing, upon the reasonable request of the other Party and at such Party’s expense, each of Buyer, the Company, the Representative and the Sellers shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents and instruments and shall take, or cause to be taken, all such further actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement; provided, however, that this Section 5.01(a) shall not apply to direct claims against the Parties (for which the general rules of discovery shall apply).
(b)    As promptly as reasonably practicable following the release of each of the U.S. Bank L/Cs by U.S. Bank (which expected release dates are listed on Schedule 8.02), Buyer shall cause the Company to remit the portion of the L/C Amount related to such released U.S. Bank L/C to the Representative (for further distribution to the Sellers in accordance with their Pro Rata Percentages) by wire transfer of immediately available funds to an account or accounts designated by the Representative in writing.
(c)    From the date hereof until the release of all funds held by U.S. Bank related to the U.S. Bank L/Cs, the Company and its Subsidiaries shall (and Buyer shall cause the Company and its Subsidiaries to) (i) conduct their businesses in a commercially reasonable manner with respect to the U.S. Bank L/Cs, and (ii) not intentionally do or omit to do anything, the primary intention of which is to hinder or prevent the Sellers from receiving the return of all sums deposited with U.S. Bank relating to the U.S. Bank L/Cs.
5.02    Director and Officer Liability and Indemnification; R&W Insurance Policy.
(a)    For a period of six (6) years after the Closing, Buyer shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or modify any provision in the Company’s or such Subsidiaries’ organizational documents relating to the exculpation or indemnification of any officers, directors or managers (unless required by Law), it being the intent of the Parties that the officers, directors and managers of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification to the full extent of the Law.
(b)    For a period of six (6) years after the Closing, Buyer shall, or shall cause the Company and its Subsidiaries to, either maintain director and officer liability insurance or acquire a director and officer liability run-off policy, which in either case shall provide coverage for the individuals who were officers, directors or managers of the Company or its Subsidiaries prior to Closing comparable to the coverage provided as of the date hereof under the policy or policies maintained by the Company and its Subsidiaries, as applicable, for the benefit of such individuals.

(c)    During the term of the R&W Insurance Policy, Buyer (i) shall, and shall cause the Company and its Subsidiaries, to maintain the R&W Insurance Policy in full force and effect and (ii) shall not, and shall not permit the Company or its Subsidiaries to, without the Representative’s prior express written consent, (A) amend, repeal or modify the subrogation or third-party beneficiary provisions of the R&W Insurance Policy, or (B) amend, repeal or modify any other provision of the R&W Insurance Policy in a manner that would be materially adverse to Sellers. During the term of the R&W Insurance Policy, Buyer shall not consent to, and shall not permit the Company or its Subsidiaries to consent to, the assignment, substitution or transfer of the rights or obligations of the insurer under the R&W Insurance Policy without the Representative’s prior express written consent (such consent not to be unreasonably withheld, conditioned or delayed).
5.03    Access to Books and Records. From and after the Closing, Buyer shall, and shall cause the Company and its Subsidiaries to, provide the Representative, the Sellers and their respective authorized representatives with reasonable access (for the purpose of examining and copying), on reasonable notice and during normal business hours, to the books and records of the Company and its Subsidiaries with respect to periods prior to the Closing Date as is necessary for financial reporting and accounting matters, the preparation and filing of any Tax Return, the defense of any Tax claim or assessment, in connection with any disclosure obligation or the defense of any Proceeding. Notwithstanding the foregoing, this Section 5.03 shall not apply to direct claims against or between the Parties (for which the general rules of discovery shall apply). Unless otherwise consented to in writing by the Representative, Buyer shall not permit the Company or any of its Subsidiaries, for a period of seven (7) years following the Closing Date, to destroy, alter or otherwise dispose of any books and records of the Company and its Subsidiaries, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to the Representative and offering to surrender to the Representative (on behalf of the Sellers) such books and records or such portions thereof.
5.04    Transfer Taxes. Buyer, on the one hand, and the Representative, on the other hand, will each pay one half of any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed on the Company and its Subsidiaries or any Seller as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). The Representative (on behalf of the Sellers) and the Sellers agree to cooperate with Buyer in the filing of any Tax Returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns and the payment of such amounts due under this Section 5.04.
5.05    Record of Data Room. As promptly as practicable following the Closing, the Representative shall use its commercially reasonable efforts to cause the Data Room provider to provide Buyer three (3) correct and complete electronic records of the Data Room made available to Buyer as of 11:59 p.m. Eastern time on the Business Day immediately prior to the Closing Date.
5.06    Release.

(a)    Each Seller hereby, for itself and all of its beneficiaries, successors, assigns and Affiliates (collectively, the “Releasors”) fully and unconditionally releases, acquits and forever discharges the Company and its Subsidiaries and each of their respective past, present and future Affiliates (including Buyer) and representatives, subsidiaries, officers, directors, equityholders and employees, and their respective successors and assigns, in their capacities as such, (collectively, the “Releasees”), from any and all manner of Proceedings, claims, debts, obligations, demands, liabilities, damages, costs, losses, expenses (including attorneys’ and other professional fees and expenses), sums of money, accounts, bonds, bills, covenants, compensation, contracts, controversies, omissions, promises, variances, trespasses, losses, judgments, executions or other relief, whether known or unknown, matured or unmatured, suspected or unsuspected, fixed, contingent or otherwise, whether in law or equity which such Releasors ever had or have as of the date hereof against the Releasees, including those arising out of, relating to, accruing from or in connection with, (i) the fact that such Seller is or was an equity holder of the Company, (ii) the fact that such Releasor held indebtedness of the Company or its Subsidiaries, or (iii) any claims alleging a breach of duty on the part of the Company or its Subsidiaries or any officer, director, manager or employee of the Company or its Subsidiaries. The foregoing notwithstanding, none of the Releasors releases or discharges the Releasees from any Proceedings, claims, debts, obligations, demands, liabilities, damages, costs, losses, expenses (including attorneys’ and other professional fees and expenses), sums of money, accounts, bonds, bills, covenants, compensation, contracts, controversies, omissions, promises, variances, trespasses, losses, judgments, executions or other relief any such Releasor has or may have arising out of, relating to, accruing from or in connection with (x) this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or (y) accrued but unpaid salary and other accrued but unpaid benefits arising contemporaneously with, prior to or up to and including the Closing Date. Notwithstanding the foregoing, the release in this Section 5.06(a) does not apply to any rights or claims solely arising from or related to any debt financing provided by GMB Mezzanine Capital II, L.P. (“GMB”) or its Affiliates, any such release of which will be addressed in GMB’s payoff letter delivered pursuant to Section 2.03(h).
(b)    Each Seller, on behalf of itself and the Releasors, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Releasee, based on or arising from any matter released pursuant to Section 5.06(a).
(c)    Each Seller represents and agrees that it (i) fully understands its rights to discuss all aspects of this Agreement with its attorneys, (ii) has availed itself of this right, (iii) has carefully read and fully understands all of the terms of this Agreement, (iv) has not transferred or assigned any rights or claims that it is hereby purporting to release herein, and (v) is voluntarily, and with proper and full authority, entering into this Agreement. Each Seller represents that it has had a reasonable period of time to consider the provisions of this Agreement, and that it has considered them carefully before executing this Agreement. Each Seller hereby acknowledges that the release in this Section 5.06 was separately bargained for and that Buyer would not enter into this Agreement unless it included a broad release of unknown claims.

ARTICLE VI
TAX COVENANTS
6.01    Pre-Closing Income Taxes. From and after the Closing, the Representative shall, subject to the terms, conditions and limitations provided in this ARTICLE VI, reimburse Buyer, solely from the Indemnity Escrow Fund, for all Taxes paid by the Company and its Subsidiaries (including any Taxes imposed on another party that the Company or Subsidiaries was required to withhold) for any Pre-Closing Income Tax Period; provided, that, the Representative shall not be required to reimburse Buyer for any Taxes payable by the Company or its Subsidiaries as a result of transactions occurring on or after the Closing Date undertaken under the direction of Buyer or its Affiliates and not contemplated by this Agreement.
6.02    Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Income Taxes for the Pre-Closing Income Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time).
6.03    Responsibility for Filing Tax Returns.
(a)    Buyer shall prepare and file or cause to be prepared and filed all Tax Returns for the Company and its Subsidiaries (other than Income Tax Returns for taxable periods ending on or before the Closing Date) that are filed after the Closing Date. Any such Tax Return described in the preceding sentence that relates to Income Taxes for any Straddle Period shall be prepared, and all elections with respect to such Tax Returns shall be made, in a manner consistent with the prior practice of the Company and its Subsidiaries. Buyer shall provide the Representative with completed drafts of such Income Tax Returns for the Representative’s review and comment at least thirty (30) days prior to the due date for filing thereof, and shall make such revisions to such Income Tax Returns as are reasonably requested by the Representative.
(b)    The Representative shall prepare and file or cause to be prepared and filed all Income Tax Returns for the Company and its Subsidiaries for taxable periods ending on or before the Closing Date that are filed after the Closing Date. The Representative shall provide Buyer with completed drafts of such Income Tax Returns for Buyer’s review and comment at least thirty (30) days prior to the due date for filing thereof, and shall make such revisions to such Income Tax Returns as are reasonably requested by Buyer.
(c)    Amendments, Elections, etc. Except as required by Law, without the consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed, Buyer shall not file any Income Tax Return or amended Income Tax Return for the Company or its Subsidiaries with respect to any Pre-Closing Income Tax Period or Straddle Period, or make any

Tax election or take any position for Tax purposes which would increase the amount of Income Taxes for which Representative is responsible pursuant to Section 6.01.
6.04    Income Tax Refunds and Credits. Except to the extent reflected as an asset in the calculation of Working Capital on the Closing Statement, all refunds of Income Taxes (including amounts credited against Income Taxes otherwise payable) attributable to the Company and its Subsidiaries for any Pre-Closing Income Tax Period (including any refunds resulting from the carryforward or carryback of a net operating loss or other Tax attribute from one Pre-Closing Income Tax Period to another) that are received by Buyer, the Company or any of its Subsidiaries shall be for the account of the Sellers and the amount of such refunds or credits, less any costs or expenses incurred in obtaining such refund or credit, shall be paid to each Seller in accordance with their Pro Rata Percentages within fifteen (15) days after receipt or entitlement thereto.
ARTICLE VII
SURVIVAL; INDEMNIFICATION
7.01    Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained in this Agreement shall survive the Closing as follows:
(a)    all covenants contained in this Agreement shall survive until fully performed;
(b)    the representations and warranties contained in Section 3.01(b) (Power and Authority), Section 3.01(c) (Enforceability), Section 3.01(e) (Brokers), Section 3.01(g) (Investment Representation), Section 3.02(b) (Power and Authority), Section 3.02(c) (Enforceability), Section 3.02(e) (Brokers), Section 3.02(f) (Company Stock), Section 4.02 (Power and Authority), Section 4.03 (Enforceability), Section 4.04 (Capitalization; Stock Ownership) and Section 4.24 (No Brokers) (collectively, the “Fundamental Representations”) shall terminate and be of no further force and effect on the date that is six (6) years after the Closing Date; and
(c)    all other representations and warranties contained in this Agreement shall terminate and be of no further force and effect on the date that is twelve (12) months after the Closing Date.
No claim may be made for indemnification hereunder for breach of any representations, warranties or covenants after the expiration of the survival period applicable to such representation, warranty and covenant set forth above; provided that if Buyer or the Representative, as applicable, delivers written notice to the other party of an indemnification claim for a breach of the representations, warranties and covenants (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification) within the applicable time periods set forth above, such claim shall survive until finally resolved.
7.02    Indemnification Provisions for Benefit of Buyer.

(a)    Subject to the terms and conditions of this ARTICLE VII, (x) HCI Equity Partners III, L.P., jointly and severally with respect to itself and each of the Specified Sellers and severally and not jointly with respect to GMB Mezzanine Capital II, L.P. and DFI Holdings LLC and (y) each of the other Sellers, severally and not jointly, will indemnify, defend and hold harmless Buyer, the Company, each of their respective Subsidiaries, each of their respective Affiliates, and their respective successors, assigns, representatives, equityholders, directors, officers and employees (the “Buyer Indemnitees”) from and against any Losses that any Buyer Indemnitee incurs (provided that an indemnification claim with respect to such Losses is made pursuant to this ARTICLE VII prior to the end of any applicable survival period) arising from, in connection with, resulting from or caused by any (i) breach or inaccuracy of any representation or warranty made by the Company in ARTICLE IV, (ii) any breach of any covenant or agreement in this Agreement of the Representative, (iii) dispute or Proceeding regarding the Pro Rata Percentage or the distribution of consideration, cost, fees or expenses between or among the Sellers and the Representative, or (iv) any dispute or Proceeding relating to the Holdback Amount after the payment of the Holdback Amount to the Representative pursuant to Section 1.04(a)(iv).
(b)    Subject to the terms and conditions of this ARTICLE VII, each Seller severally and not jointly, will indemnify, defend and hold harmless the Buyer Indemnitees from and against any Losses that any Buyer Indemnitee incurs (provided that an indemnification claim with respect to such Losses is made pursuant to this ARTICLE VII prior to the end of any applicable survival period) arising from, in connection with, resulting from or caused by (i) any breach or inaccuracy of any representation or warranty made such Seller in Section 3.02 or (ii) any breach of any covenant or agreement of such Seller in this Agreement.
(c)    With respect to the matters described in Section 7.02(a)(i) and Section 7.02(b)(i), no Seller will have any liability with respect to such matters until Buyer Indemnitees have incurred aggregate Losses by reason of all such breaches in excess of an amount equal to $205,000 (the “Deductible”), after which point the applicable Sellers will be obligated to indemnify Buyer Indemnitees from and against all indemnifiable Losses in excess of the Deductible; provided, that the foregoing limitations shall not apply to any indemnifiable Losses resulting from (i) breaches of or inaccuracies in the Fundamental Representations or (ii) Fraud of one or more of the Sellers or the Company.
(d)    With respect to the matters described in Section 7.02(a)(i) and Section 7.02(b)(i), the aggregate maximum amount of Losses recoverable by the Buyer Indemnitees shall in no event exceed the Indemnity Escrow Fund; provided, that the foregoing limitation shall not apply to any indemnifiable Losses resulting from (i) breaches of or inaccuracies in the Fundamental Representations or (ii) Fraud of one or more of the Sellers or the Company.
(e)    With respect to breaches of or inaccuracies in the Fundamental Representations, (i) the aggregate maximum amount of Losses recoverable by the Buyer Indemnitees shall in no event exceed the amount of the Cash Payment, (ii) each Seller’s (other than

HCI Equity Partners III, L.P.) aggregate liability under this Agreement shall in no event exceed the portion of the Cash Payment paid to such Seller pursuant to Section 1.04, and (iii) the aggregate liability of HCI Equity Partners III, L.P. shall in no event exceed an amount equal to the aggregate Cash Payment paid to HCI Equity Partners III, L.P. and the Specified Sellers pursuant to Section 1.04.
(f)    With respect to Fraud (other than Fraud of a Seller, which shall not be subject to any cap with respect to such Seller) each Seller’s (other than HCI Equity Partners III, L.P., which shall not be subject to this Section 7.02(f)) aggregate liability under this Agreement shall in no event exceed the portion of the Cash Payment paid to such Seller pursuant to Section 1.04.
(g)    Notwithstanding anything to the contrary in this Agreement, (i) except for HCI Equity Partners III, L.P., no Seller shall have any liability in excess of his, her or its Pro Rata Percentage of any Loss recoverable under Section 7.02(a), (ii) no Seller shall have any liability for any breach or inaccuracy of any representation or warranty made by any other Seller in Section 3.02 or any breach of any covenant or agreement of any other Seller in this Agreement, (iii) the Buyer Indemnitees shall not be entitled to recover any Losses to the extent reflected or reserved for on the Financial Statements or actually reflected in the calculation of any component of the Cash Payment, and (iv) the Buyer Indemnitees shall have no claim under this ARTICLE VII to the extent arising from actions taken or not taken by the Buyer Indemnitees, or any event or occurrence occurring, after Closing.
7.03    Indemnification Provisions for Benefit of the Sellers.
(a)    Subject to the terms and conditions of this ARTICLE VII, Buyer will indemnify and hold harmless the Sellers, their respective Affiliates, and their respective successors, assigns, representatives, equityholders, directors, officers and employees (the “Seller Indemnitees”) from and against any Losses that any Seller Indemnitee may incur (provided that an indemnification claim with respect to such Losses is made pursuant to this ARTICLE VII prior to the end of any applicable survival period) arising from, in connection with, resulting from or caused by (i) any breach or inaccuracy of any representation or warranty made by Buyer in Section 3.01 or (ii) any breach of any covenant or agreement of Buyer in this Agreement.
(b)    With respect to the matters described in Section 7.03(a)(i), Buyer will have no liability with respect to such matters until Seller Indemnitees have incurred aggregate Losses by reason of all such breaches in excess of the Deductible, after which point Buyer will be obligated to indemnify Seller Indemnitees from and against all indemnifiable Losses in excess of the Deductible; provided, that the foregoing limitations shall not apply to any indemnifiable Losses resulting from (i) breaches of or inaccuracies in the Fundamental Representations or (ii) Fraud of Buyer.
(c)    With respect to the matters described in Section 7.03(a)(i), the aggregate maximum liability of Buyer shall be an amount equal to the amount of the Cash Payment; provided,

that the foregoing limitation shall not apply to any indemnifiable Losses resulting from (i) breaches of or inaccuracies in the Fundamental Representations or (ii) Fraud of Buyer.
7.04    Matters Involving Third Parties.
(a)    If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this ARTICLE VII, then the Indemnified Party shall promptly (and in any event within five (5) Business Days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing, describing the claim, the amount thereof (if known and quantifiable) and the basis of the claim; provided that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except if the Indemnifying Party is materially damaged or prejudiced thereby and only to the extent of such material damage or prejudice.
(b)    Any Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense, and at its option will have the right within thirty (30) days of the delivery of the Indemnified Party’s notice delivered pursuant to Section 7.04(a) to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, that, if the Indemnified Party is a Buyer Indemnitee, the Indemnifying Party shall have such right only if (i) the control of such Third Party Claim by the Indemnifying Party would not cause any Indemnified Party’s coverage under the R&W Insurance Policy to be adversely affected, (ii) a Buyer Indemnitee (or the issuer of the R&W Insurance Policy, if applicable) is not required to control the contest, defense, litigation or settlement of such claim pursuant to the R&W Insurance Policy, (iii) the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for Losses relating to such Third Party Claim (subject to the limitations and other provisions of this Article VII); (iv) the Third Party Claim seeks only monetary damages, (v) the Third Party Claim does not involve any allegation of fraud or violation of criminal Law, and (vi) the Indemnifying Party certifies in writing to the Indemnified Party that, as of such time, the Indemnifying Party has sufficient financial resources in order to indemnify for the full amount of any potential indemnifiable Losses in connection with such Third Party Claim; provided, further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim (it being understood, however, that the Indemnifying Party shall control such defense and shall be liable solely for the costs and expenses of counsel of its choice reasonable satisfactory to the Indemnified Party).
(c)    The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall (i) conduct the defense of such Third Party Claim with reasonable diligence and keep the Indemnified Party reasonably informed of material developments in the Third Party Claim that materially affect the Indemnified Party and (ii) not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent, subject to the terms of the R&W Insurance Policy, shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Indemnifying Party may, subject to the terms of the R&W Insurance Policy, consent to such a settlement or entry of judgment to the extent (w) it includes an unconditional release of the Indemnified Party of all liability with respect to such Third Party Claim, (x) the damages payable under the settlement are limited to monetary payments and paid in full by the Indemnifying Party, (y) it would not reasonably be expected to materially affect the Taxes of Buyer, the Company, the Company’s Subsidiaries or any of their Affiliates with respect to any taxable period or portion thereof beginning after the Closing Date, and (z) it does not contain an admission of liability (other than a liability for pre-Closing Taxes) on the part of any Indemnified Party.
(d)    If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume or reasonably diligently conduct the defense of, a Third Party Claim pursuant to Section 7.04(a), the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith, to contest, defend and litigate such Third Party Claim, and (with the prior written consent of the Indemnifying Party) may, subject to the terms of the R&W Insurance Policy, settle such Third Party Claim either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided, however, that at least five (5) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party.
(e)    The Indemnified Party will reasonably cooperate with the Indemnifying Party and its counsel in the review, investigation and defense of any Third Party Claim, shall make reasonably available its personnel, and shall provide such testimony and access to its books and records as is reasonably requested by the Indemnifying Party in connection therewith.
7.05    Determination of Losses.
(a)    The amount of any Loss subject to indemnification under this ARTICLE VII shall be calculated net of any insurance proceeds actually received by the Indemnified Party on account of such Loss (net of increased premiums or other recovery-related costs, expenses, fees or charges). In the event that an insurance recovery is made by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the amount of the recovery (net of increased premiums or other recovery-related costs, expenses, fees or charges) shall be made promptly to the Indemnifying Party that made or directed such indemnification payments to such Indemnified Party.
(b)    Notwithstanding anything to the contrary contained in this Agreement all “material”, “Material Adverse Effect” or similar materiality type qualifications in the representations and warranties shall be ignored and not given any effect for purposes of determining, (i) except in the first sentence of Section 4.07(b) and Section 4.08(b), whether there is any breach of or inaccuracy in any representation or warranty, and (ii) the amount of any Loss which may be claimed pursuant to this ARTICLE VII in connection with any such misrepresentation or breach.
(c)    For the avoidance of doubt, and notwithstanding anything to the contrary, none of the limitations set forth in this ARTICLE VII shall apply in the case of Fraud.
7.06    Mitigation. The Indemnified Party shall, and is obligated to, (a) take all reasonable steps, as required by applicable Law, to mitigate all indemnifiable Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses hereunder and (b) use reasonable efforts to seek recovery under all applicable Insurance Policies; provided, that this clause (b) shall not require such Indemnified Party to file or institute any Proceeding against any insurance company.
7.07    Exclusive Remedy. Buyer and the Sellers acknowledge and agree that, except with respect to Fraud or in the event that any Party seeks specific performance (including seeking specific performance under the Restrictive Covenant Agreements), the indemnification provisions in this ARTICLE VII shall be the sole and exclusive remedy of Buyer and the Sellers with respect to the transactions contemplated by this Agreement. Nothing in this Section 7.07 shall prevent or prohibit a Party from seeking and/or obtaining specific performance in accordance with Section 9.10. In addition, Buyer agrees that the only source of recovery and recourse for any claims that Buyer and its Affiliates may have related to or arising from breaches of or inaccuracies in any representations and warranties made in this Agreement (including indemnification claims under Section 7.02(a)(i) or Section 7.02(b)(i)) shall be from the recovery of amounts under the Escrow Agreement, subject to the terms of the Escrow Agreement, and the R&W Insurance Policy, except with respect to (a) the breach of or inaccuracy in any of the Fundamental Representations made by the Company or the Sellers and (b) Fraud of one or more of the Sellers or the Company.
7.08    Other Indemnification Matters.
(a)    All indemnification payments under this ARTICLE VII will be deemed adjustments to the Cash Payment.
(b)    Buyer agrees that, if it or any other Buyer Indemnitee has indemnification claims for Losses under Section 7.02(a)(i) or Section 7.02(b)(i), Buyer or such other Buyer Indemnitee shall seek recovery with respect to such claims as follows:
(i)    first, (x) except for claims for Losses related to a breach of or inaccuracy in the Fundamental Representations or Fraud, if any portion of the Indemnity Escrow Fund is remaining, then Buyer Indemnitee shall pursue recovery from the remaining portion of the Indemnity Escrow Fund, or (y) for claims for Losses related to a breach of or inaccuracy in the Fundamental Representations or Fraud, if any portion of the Indemnity Escrow Fund is remaining, then Buyer Indemnitee may pursue recovery from the remaining portion of the Indemnity Escrow Fund; and

(ii)    second, if no portion of the Indemnity Escrow Fund is remaining, or for any claims for Losses related to a breach of or inaccuracy in the Fundamental Representations, then Buyer Indemnitee shall pursue recovery by making and pursuing a claim under the R&W Insurance Policy (provided, however, that, (x) solely with respect to claims for Losses related to a breach of or inaccuracy in the Fundamental Representations, if any amount of the retention under the R&W Insurance Policy has not been met, Sellers will be responsible for the amount of Losses up to the remaining amount of such retention, and (y) this Section 7.08(b)(ii) shall not prevent Buyer from pursuing recovery from the R&W Insurance Policy with respect to Fraud); and
(iii)    third, if (x) the claim is for breach of a Fundamental Representation and (y) Buyer has made a claim under the R&W Insurance Policy and the insurer providing coverage under the R&W Insurance Policy has notified Buyer in writing (after reasonable pursuit by Buyer of such claim under the R&W Insurance Policy) of its final determination that the claim will not be paid in full (whether because such claim is excluded from coverage under the R&W Insurance Policy, the R&W Insurance Policy limit has been exceeded or otherwise), then Buyer Indemnitee shall be entitled to pursue recovery of any remaining Losses directly from the Sellers; provided, however, that this Section 7.08(b)(iii) shall not prevent Buyer from pursing recovery from any Seller or the Representative, as applicable, with respect to Fraud;
subject, in each case, to the provisions and limitations set forth in this Agreement. For the avoidance of doubt, this Section 7.08 shall in no way limit Buyer’s or any other Person’s right to recover or seek recovery under the R&W Insurance Policy.
7.09    Insurance Policies.
(a)    The Parties acknowledge and agree Buyer is acquiring the R&W Insurance Policy in connection with the consummation of the transactions contemplated this Agreement.
(b)    Without limiting Section 7.09(a), each of Buyer and, after the Closing, the Company, agrees (on behalf of itself and each of its respective Affiliates) that (i) except in cases of its Fraud or in accordance with this Agreement, no Seller or any of his, her or its past, present or future Affiliates, owners, managers, members, general or limited partners, shareholders, directors, officers, employees, agents, advisors or representatives will have any liability whatsoever for or under the R&W Insurance Policy (including for any premiums or other amounts payable in respect thereof); and (ii) the absence of coverage under the R&W Insurance Policy for any reason, including due to exclusions from coverage thereunder or the failure of the R&W Insurance Policy to be in full force and effect for any reason, will not expand, alter, amend, change or otherwise affect any Seller’s or any of his, her or its past, present or future Affiliates, owners, managers, members, general or limited partners, shareholders, directors, officers, employees, agents, advisors or representatives’ liability under this Agreement.
ARTICLE VIII
DEFINITIONS

8.01    Defined Terms. As used herein, the following terms shall have the following meanings:
“Accounting Methodologies” means GAAP and including the same line items, accounting methodologies, principles and procedures, and subject to the same exceptions to GAAP, used in, and on a basis consistent with, the preparation of the Working Capital Illustration set forth on Exhibit A hereto. For the avoidance of doubt, the Accounting Methodologies shall (i) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; and (ii) be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring after the Closing.
“Accounts Receivable” means: (a) all trade accounts receivable and other rights to payment from customers of the Company and its Subsidiaries and the full benefit of all security for such accounts or debts, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers; (b) all other accounts or notes receivable and the full benefit of all security for such accounts or notes; and (c) any claims, remedies and other rights related to any of the foregoing.
“Adjustment Escrow Amount” means an amount equal to Two Hundred Thousand Dollars ($200,000).
“Adjustment Escrow Fund” means the escrow account maintained by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, into which the Adjustment Escrow Amount is deposited on the Closing Date.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Affiliate Agreements” has the meaning set forth in Section 4.20(a)(xii).
“Affiliated Transaction” has the meaning set forth in Section 4.19.
“Agreement” has the meaning forth in the Preamble.
“Ancillary Documents” means the agreements, documents, instruments and certificates contemplated by this Agreement to be executed or delivered in connection with the consummation of the transactions contemplated by this Agreement.
“Authorized Action” has the meaning set forth in Section 9.14(d).
“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3.01(c).
“Base Purchase Price” means an amount equal to Forty One Million Dollars $(41,000,000).

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York are authorized or required by law to close.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Indemnitees” has the meaning set forth in Section 7.02(a).
“Calculated EBITDA” has the meaning given in Section 1.06(a).
“Calculation Report” has the meaning given in Section 1.06(b).
“Cash Amount” means, as of 11:59 p.m. on the Closing Date, (i) the fair market value (expressed in United States dollars) of all unrestricted cash and cash equivalents of any kind (including bank account balances, marketable securities, short term investments, deposits in transit, any received and uncleared checks, wires or drafts) and certificates of deposit of the Company and its Subsidiaries, minus (ii) any outstanding outgoing checks, wires or drafts, each as determined in accordance with the Accounting Methodology.
“Cash Payment” means the amount equal to (a) the Base Purchase Price, plus (b) the Cash Amount (if a positive number), minus (c) the absolute value of the Cash Amount (if a negative number), minus (d) the outstanding amount of all Funded Debt as of the Closing, minus (e) the Transaction Expenses Amount, minus (f) the Holdback Amount, minus (g) the L/C Amount, minus (h) the Working Capital Deficit, if any, plus (i) the Working Capital Surplus, if any.
“CERCLA” has the meaning given in Section 4.10(f).
“Closing” has the meaning set forth in Section 2.01.
“Closing Date” has the meaning set forth in Section 2.01.
“Closing Statement” has the meaning set forth in Section 1.05.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Data” has the meaning set forth in Section 4.21(g).
“Company Stock” means all of the issued and outstanding stock of the Company, as set forth on Schedule 1.01.
“Contract” means any oral or written contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement.
“Copyrights” has the meaning given to it in the definition of Proprietary Rights.
“Data Room” means that certain electronic data room hosted by Intralinks under the name “Project Alloy.”

“Deductible” has the meaning set forth in Section 7.02(c).
“Designated Courts” has the meaning set forth in Section 9.09(a).
“Disclosure Schedule” means the disclosure schedule delivered by the Company to Buyer on the date hereof regarding certain exceptions to the representations and warranties in Section 3.02 and ARTICLE IV hereof.
“Dispute Notice” has the meaning given in Section 1.06(c).
“Earn Out Calculation” has the meaning given in Section 1.06(b).
“Earn Out Payment” has the meaning given in Section 1.06(a).
“EBITDA” means, for any period, the “Final Adjusted Consolidated EBTIDA” for such period, determined using the same line items, definitional and diligence adjustments, accounting methodologies, principles and procedures used in, and on a basis consistent with, the preparation of the sample EBITDA calculation set forth on Schedule 8.01.  For the avoidance of doubt EBITDA will be calculated based on the consolidated net income of the Company and its Subsidiaries, without taking into account any interest, one-time losses on sales of fixed assets, non-operating other income items, taxes, depreciation, amortization, Transaction Expenses or amounts paid to or on behalf of Buyer or any of its Affiliates (other than the Company and its Subsidiaries). Furthermore, the determination of EBITDA for periods after the Closing shall exclude: (i) any corporate allocations assessed on the Company or its Subsidiaries by Buyer, (ii) any one-time, extraordinary, unusual, non-recurring, or integration expenses incurred by the Company or its Subsidiaries after the Closing, and (iii) any expenses incurred by the Company or its Subsidiaries related to this Agreement.

“EBITDA Multiplier” means a number equal to (i) the lesser of the Calculated EBITDA and $5,600,000, minus (ii) $4,300,000, and then divided by (iii) 1,300,000. In no event shall the EBITDA Multiplier be greater than 1.00.

“Environmental Laws” means all Laws enacted and in effect on or prior to the Closing Date concerning pollution or protection of (i) the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control, or cleanup of any Hazardous Substances, and (ii) human health and safety.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with the Company as a single employer within the meaning of Section 414 of the Code.
“Escrow Agent” means CitiBank, a national banking association
“Escrow Agreement” means that certain Escrow Agreement with the Escrow Agent, Representative and Buyer, dated as of the date hereof.

“Escrow Amount” means an amount equal to the sum of the Adjustment Escrow Amount plus the Indemnity Escrow Amount.
“Estimated Cash Payment” has the meaning set forth in Section 1.03.
“Financial Statements” has the meaning set forth in Section 4.07.
“Fraud” means, with respect to any party, an actual and intentional fraud with respect to the making of representations and warranties contained in this Agreement; provided, that such actual and intentional fraud of such party shall only be deemed to exist if (a) such party had actual knowledge that the representation and warranty made by such party was actually breached when made, (b) that such representation and warranty was made with the intent to induce another party to rely thereon and take action or refrain from taking action, (c) such reliance and subsequent action or inaction by such other party was justifiable and (d) such action or inaction resulted in damages to such other party.
“Fundamental Representations” has the meaning set forth in Section 7.01(b).
“Funded Debt” means, without duplication, with respect to the Company and its Subsidiaries, as of immediately prior to Closing, (a) all obligations for borrowed money, (b) all obligations of the Company and its Subsidiaries evidenced by bonds, debentures, notes, debt securities or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (c) indebtedness for the deferred purchase price of property or services with respect to which the Company or its Subsidiaries are liable, other than ordinary course trade payables; (d) all reimbursement obligations of the Company or its Subsidiaries with respect to letters of credit, to the extent drawn, banker’s acceptances or similar facilities issued for the account of the Company or its Subsidiaries; (e) all obligations of the Company or its Subsidiaries in respect of leases which are required to be capitalized in accordance with GAAP; (f) all payment obligations under any interest rate swap agreements or interest rate hedge agreements to which the Company or its Subsidiaries are party; (g) the amount of management or transaction fees (including any accelerated management fees) incurred or payable by the Company or its Subsidiaries to HCI Equity Partners III, L.P. or any of its Affiliates, GMB Mezzanine Capital II, L.P. or any of its Affiliates or DFI Holdings LLC or any of its Affiliates; (h) obligations of the types described in clauses (a) and (g) of a Person other than the Company or its Subsidiaries that are guaranteed, directly or indirectly, in any manner by the Company or its Subsidiaries; and (i) any interest owed with respect to the indebtedness referred to above and premiums (including prepayment premiums), breakage costs or fees related thereto.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any foreign, federal, state, provincial or local governmental or regulatory commission, arbitrator, board, bureau, agency, department, ministry, court or regulatory or administrative body, including any authority or other quasi‑governmental entity established to perform any of such functions.

“Hazardous Substances” means any chemicals, materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “extremely hazardous wastes,” under any Environmental Law and petroleum and petroleum products, crude oil or any fraction thereof, asbestos and polychlorinated biphenyls.
“Holdback Amount” means Two Hundred Fifty Thousand Dollars ($250,000).
“Income Taxes” means any Tax measured by or imposed on net income.
“Income Tax Returns” means any Tax Return relating to Income Taxes.
“Indemnified Party” has the meaning set forth in Section 7.04(a).
“Indemnifying Party” has the meaning set forth in Section 7.04(a).
“Indemnity Escrow Amount” means an amount equal to Two Hundred Five Thousand Dollars ($205,000).
“Indemnity Escrow Fund” means the escrow account maintained by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, into which the Indemnity Escrow Amount is deposited on the Closing Date.
“Independent Auditor” has the meaning set forth in Section 1.05.
“Insurance Policies” has the meaning set forth in Section 4.17.
“Interim Financial Statements” has the meaning set forth in Section 4.07.
“ITAR” has the meaning set forth in Section 4.25(b).
“IT Systems” has the meaning set forth in Section 4.21(g).
“Knowledge” means (i) with respect to any Person other than the Company or Buyer, actual knowledge after reasonable inquiry, (ii) with respect to the Company, and with respect to any matter in question, (a) all facts that are actually known on the date hereof by Margaret Jacobsen, David Ferguson and James Papa, and (b) the knowledge that such identified individuals would have had if each of them had made due inquiry of each Person employed by the Company or its Subsidiaries with a title of director or more senior in connection with making the representations and warranties in this Agreement; and (iii) with respect to Buyer, and with respect to any matter in question, (a) all facts that are actually known on the date hereof by William M. Clancy and Daniel Damstra, and (b) the knowledge that such identified individuals would have had if each of them had made due inquiry of their respective direct reports in connection with making the representations and warranties in this Agreement.
“Law” means any federal, state, local, municipal, foreign, order, constitution, law, ordinance, rule, regulation, pronouncement, policy, statute, treaty consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“L/C Amount” means $437,118.00.
“Lien” means any lien (statutory or consensual), charge, mortgage, pledge, security interest, conditional sales agreement, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, right of first refusal or other encumbrance (other than restrictions on transfer generally arising under federal and state securities Laws).
“Loss” means, with respect to any Person, any damage, liability, demand, claim, action, cause of action, cost, deficiency, penalty, fine or other loss or out-of-pocket expense (including reasonable attorneys’ fees), whether or not arising out of a third party claim, against or affecting such Person; provided, that the Parties agree that “Loss” shall not include any punitive damages, except to the extent actually paid to a third Person.
“Material Adverse Effect” means any material adverse effect on (a) the assets, value, cash flow, EBITDA, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, provided that any adverse change, effect, event, occurrence, state of facts or development attributable to any of the following shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) conditions generally affecting the industry in which the Company and its Subsidiaries participates, the U.S. or global economy as a whole or the capital, credit or financial markets in general or the markets in which the Company and its Subsidiaries operate; (ii) any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof by a Government Authority; (iii) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (iv) any earthquakes, hurricanes, floods or other natural disasters; (v) the failure by the Company or its Subsidiaries to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (but excluding herefrom any effect, event, development, occurrence or change underlying such failure to the extent such effect, event, development, occurrence or change would otherwise constitute a Material Adverse Effect); provided, however, that the exceptions in clauses (ii), (iii) or (iv) shall apply to the extent that such adverse change, effect, event, occurrence, state of facts or development referred to in any such exception has a disproportionate impact on the Company or its Subsidiaries in relation to other Persons in the industry or the geographies in which the Company or its Subsidiaries operate, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement.
“Material Contracts” has the meaning set forth in Section 4.20(a).
“Non-US Plan” has the meaning set forth in Section 4.14(n).
“Objection Disputes” has the meaning set forth in Section 1.05.
“Objection Statement” has the meaning set forth in Section 1.05.

“Open Source Software” means any software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) the Apache Software Foundation License; (ii) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (iii) The Artistic License (e.g., PERL); (iv) the Mozilla Public License; (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL); (vii) the Sun Industry Standards License (SISL); (viii) Affero General Public License (AGPL); (ix) Common Development and Distribution License (CDDL); or (x) any license or distribution agreement or arrangement now listed by the Open Source Initiative as an open source license on www.opensource.org or any successor website thereof or in the Free Software Directory maintained by the Free Software Foundation on http://directory.fsf.org/ or any successor website thereof.
“Owned Software” has the meaning given in Section 4.21(a).
“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries, as applicable, consistent with past practice.
“Parachute Payment Waiver” means, with respect to any Person, a written agreement waiving such Person’s right to receive any “parachute payments” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) to the extent required to avoid the imposition of a Tax by virtue of the operation of Section 280G of the Code and to accept in substitution therefor the right to receive such payments only if approved by the shareholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.
“Patents” has the meaning given to it in the definition of Proprietary Rights.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Pension Benefits” has the meaning set forth in Section 4.14(n).
“Permits” has the meaning set forth in Section 4.18.
“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business; (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over Real Property which are not violated by the current use and operation of the Real Property; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property which do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used or proposed to be used in connection with the business of the Company and its Subsidiaries; (e) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; and (f) purchase money liens and liens securing rental payments under capital lease arrangements.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.
“Plans” has the meaning set forth in Section 4.14(a).
“Pre-Closing Income Tax Period” means any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.
“Proceeding” means any action, claim, complaint, audit, charge, investigation, petition, demand, inquiry, notice of violation, summons, suit, mediation, arbitration or other formal proceeding, whether civil, criminal, administrative or regulatory) at law or in equity, commenced, brought, conducted, or heard by or before, or otherwise involving any arbitral body of competent jurisdiction or any Governmental Authority.
“Proprietary Rights” means all of the following owned by, issued to or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has a valid right to use, along with all income, royalties, damages and payments due or payable (including damages and payments for past or future infringements or misappropriations thereof), the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions, developments, discoveries, know-how, concepts and ideas, and improvements thereto (whether or not patentable and whether or not reduced to practice) and any reissues, continuations, continuations in part, divisions, revisions, extensions, reexaminations or counterparts thereof and all industrial designs, industrial models and utility models (collectively, “Patents”); trademarks, service marks, trade dress, logos, domain names, trade names and corporate names together with all goodwill associated therewith (including the use of the current corporate name and trade names and all translations, adaptations, derivations and combinations of the foregoing) (collectively, “Trademarks”); works of authorship (whether or not copyrightable), copyrights and copyrightable works (collectively, “Copyrights”); mask works; and all registrations, applications, renewals and extensions for any of the foregoing; trade secrets and confidential business information (including ideas, formulae, compositions, know how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, business and marketing plans, and customer and supplier lists and related information); computer software (including source, object and executable codes, data, data bases, systems and related documentation), together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof; other proprietary rights; and all copies and tangible embodiments of the foregoing (in whatever form or medium), and licenses granting any rights with respect to any of the foregoing.
“Pro Rata Percentage” means with respect to each Seller the percentage set forth next to the name of such Seller on Schedule 1.01.

“R&W Insurance Policy” means the Representations and Warranties Insurance Policy issued in connection with the transactions contemplated hereby by Everest Indemnity Insurance Company.
“Registered Proprietary Rights” has the meaning given in Section 4.21(a).
“Real Property” has the meaning given in Section 4.16.
“Releasee” has the meaning given in Section 5.06(a).
“Releasor” has the meaning given in Section 5.06(a).
“Representative” has the meaning set forth in Section 9.14(a).
“Restrictions” means any restriction on the exercise of any rights related to the equity securities of a Person, including proxies, voting agreements, transfer restrictions, agreements to sell or purchase and similar items, but excluding restrictions on transfer generally arising under federal and state securities Laws.
“Restrictive Covenant Agreements” has the meaning set forth in Section 2.03(n).
“Securities Act” means the Securities and Exchange Act of 1933, as amended.
“Seller” has the meaning set forth in the Preamble.
“Specified Sellers” means HCI-DSI Holdings, L.L.C., Margaret Jacobsen, Todd Bonesteel, Kevin Borkowski and Brian Allen.
“SSO” means any standard setting organizations or associations, patent pools or other entities that seek to develop or establish technology standards relating to any of the products or services that the Company or its Subsidiaries have offered, currently offer or plan to offer in their respective businesses.
“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity or ownership interests, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity.
“Taxes” means all federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts, and assessments including ad valorem, capital, capital stock, customs and import duties, disability, documentary stamp, employment, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, social security, stamp, transfer, transfer gains, unemployment, use, value added, windfall profits, and withholding, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties and shall include any transferee liability in respect of any and all of the above.

“Tax Return” means any declaration, estimate, return, report, information statement, schedule or other document (including any related or supporting information) with respect to Taxes that is required to be filed with any Taxing Authority.
“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority that has the right to impose Taxes on the Company or any of its Subsidiaries.
“Third Party Claim” has the meaning set forth in Section 7.04(a).
“Trademarks” has the meaning given to it in the definition of Proprietary Rights.
“Transaction Expenses” means, without duplication with any amounts included in Funded Debt, all fees and expenses payable by the Company, its Subsidiaries and Sellers in connection with the negotiation or consummation of the transactions contemplated by this Agreement, including (a) the amount of investment banking, accounting, attorney or other professional or third-party fees, costs or expenses incurred or payable by the Company, its Subsidiaries or the Sellers with respect to the negotiation and preparation of this Agreement, the transactions contemplated by this Agreement process undertaken by or on behalf of the Company, its Subsidiaries or Sellers which resulted in this Agreement (or any alternative transaction), including all fees and expenses payable by Sellers, the Company and its Subsidiaries to KPMG Corporate Finance LLC and McDermott Will & Emery LLP, (b) the amount of all severance or sale, change in control, retention or similar bonuses, if any, payable to any current or former, officers, directors, employees or independent contractors of the Company or its Subsidiaries that become payable in connection with the consummation of the transactions contemplated by this Agreement (including the employer portion of any payroll or employment Taxes incurred in connection with such amounts), and (c) the amount of management or transaction fees (including any accelerated management fees) incurred or payable by the Company or its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.
“Transaction Expenses Amount” means an amount equal to all Transaction Expenses that have not been paid prior to the Closing Date, whether or not the Company or its Subsidiaries have been billed for such expenses.
“U.S. Bank” means U.S. Bank National Association.
“U.S. Bank L/Cs” means those certain letters of credit described on Schedule 8.02.
“Transfer Taxes” has the meaning set forth in Section 5.04.
“Welfare Plan” has the meaning set forth in Section 4.14(a).
“Working Capital” means as of 11:59 p.m. on the Closing Date (a) the current assets (excluding any Cash Amount) of the Company and its Subsidiaries included in the Accounting Methodologies (as illustrated on Exhibit A), minus (b) the current liabilities (excluding Transaction Expenses, Funded Debt, accrued Income Taxes, deferred Taxes and outstanding outgoing checks, wires or drafts) of the Company and its Subsidiaries in accordance with the Accounting

Methodologies (as illustrated on Exhibit A). Any amounts that are to be included in any calculation of Working Capital that are expressed in a currency other than U.S. dollars shall be converted into U.S. dollars at the applicable exchange rate at 11:59pm Eastern time on the Closing Date.
“Working Capital Deficit” means the amount by which the Working Capital as of the Closing Date is less than $6,875,000.00.
“Working Capital Surplus” means the amount by which the Working Capital as of the Closing Date is greater than $7,375,000.00.
“Year-End Financial Statements” has the meaning set forth in Section 4.07.
8.02    Other Definitional Provisions.
(a)    Unless otherwise indicated to the contrary herein by the context or use thereof: (i) masculine gender shall also include the feminine and neutral genders, and vice versa; and (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
(b)    All references to “$” in this Agreement shall be deemed references to United States dollars.
(c)    Unless the context of this Agreement otherwise requires, references to Laws or statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(d)    To the extent that any documents or other materials were present in the Data Room at least twenty four (24) hours prior to the Closing Date, such documents or other materials shall be deemed “provided” and “made available” (and all similar phrases used herein that mean such) to Buyer for all purposes of this Agreement; provided, however, that no document or other materials shall be deemed to have been “provided” or “made available” unless a legible and complete copy thereof has been posted in the Data Room.
(e)    Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
ARTICLE IX
GENERAL PROVISIONS
9.01    Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile or email, by nationally recognized next day delivery service, or by United States mail. Notices delivered by mail shall be deemed given three (3) Business

Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand, by facsimile or email, or by nationally recognized next day delivery service shall be deemed given on the day receipt is acknowledged; provided, however, that a notice delivered by facsimile or email shall only be effective if such notice is also delivered by hand, by nationally recognized next day delivery service or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) Business Days after its delivery by facsimile or email. All notices shall be addressed as follows:
if to Buyer to:
Vishay Precision Group, Inc.
3 Great Valley Parkway, Suite 150
Malvern, PA 19355
Attention: William M. Clancy
Email:
Facsimile:

with a copy to (which copy shall not constitute notice to Buyer):
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103
Attention: Barry M. Abelson
Email: abelsonb@pepperlaw.com
Facsimile: 215-689-4803

if to the Sellers or the Representative to:

HCI Equity Partners III, L.P.
c/o HCI Equity Partners
1730 Pennsylvania Avenue NW, Suite 525
Washington, DC 20006
Attention: Daniel Dickinson
Email:
Facsimile:

and

HCI Equity Partners III, L.P.
c/o HCI Equity Partners
4508 IDS Center
Minneapolis, MN 55402

Attention: Carl Nelson
Email:
Facsimile:

with a copy to (which copy shall not constitute notice):

McDermott Will & Emery LLP
444 West Lake Street, Suite 4000
Chicago, Illinois 60606
Attention: Andrew W. McCune
Email: amccune@mwe.com
Facsimile: 312-984-7700
and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 9.01.
9.02    Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) and the Ancillary Documents, contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter, other than the Confidentiality Agreement. The Disclosure Schedule, Exhibits and Schedules constitute a part hereof as though set forth in full above.
9.03    Expenses. Except as otherwise provided herein, the Parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement.
9.04    Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by Buyer and the Representative. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.
9.05    Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. Nothing expressed or implied herein or therein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Parties hereto without the prior written consent of the other Party; provided that Buyer (and, following the Closing, the Company) shall be permitted, without the consent of the Representative or Sellers, to (a) assign their respective rights and obligations under this Agreement and any of the provisions hereof to (i) an Affiliate of Buyer or the Company, as applicable or (ii) any purchaser of all or substantially all of the equity or assets of Buyer or the Company (or other purchase of all or any portion of Buyer, the Company or their respective businesses, by operation of Law or otherwise) or (b) assign, collaterally assign or otherwise grant a security interest in their respective rights and obligations under this Agreement (in whole but not in part) to any parties providing debt financing for purposes of creating a security interest herein or otherwise assign as collateral in respect of such debt financing. No assignment permitted by this Section 9.05 shall relieve any assignor of its obligations hereunder.
9.06    Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.
9.07    Interpretation; Schedules. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings contained herein and on the Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Schedules. Any item or matter required to be disclosed on a particular Schedule pursuant to this Agreement shall be deemed to have been disclosed if information for such item or matter complying with such disclosure requirements is set forth on another Schedule under this Agreement and the applicability of such disclosure to such other Schedule is reasonably apparent on the face of such disclosure. The information contained in the Schedules hereto is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.
9.08    Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the internal substantive Laws of Delaware, without reference to the choice of law or conflicts of Law principles thereof, applicable to contracts executed and to be wholly performed within Delaware.
9.09    Forum Selection and Consent to Jurisdiction.
(a)    Any Proceeding against Buyer, the Company, the Sellers or the Representative or arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought exclusively in the Court of Chancery of the State of Delaware or, in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over any such matter, the United States District Court for the District of Delaware or, in the event that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such matter, any Delaware State Court sitting in New Castle County,

Delaware (the “Designated Courts”), and the Parties hereto accepts and agrees to the exclusive jurisdiction of the Designated Courts for the purpose of any Proceeding.
(b)    In addition, each Party hereto hereby irrevocably (i) waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement or any judgment entered by any of the Designated Courts, (ii) waives any claim that any Proceeding brought in the Designated Courts has been brought in an inconvenient forum, (iii) agrees not to commence any Proceeding arising out of this Agreement or any transactions contemplated hereby other than in the Designated Courts, and (iv) agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law.
9.10    Specific Performance. Each of the Parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Buyer, the Company and the Sellers would be irreparably harmed if any of the provisions of the Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching Party may be entitled at Law, a non-breaching Party shall be entitled to injunctive relief without the posting of any bond to enforce its rights under or prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.
9.11    Arm’s Length Negotiations; Drafting. Each Party herein expressly represents and warrants to the other Parties that before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; said Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel. This Agreement shall be deemed drafted jointly by the Parties and nothing shall be construed against one Party or another as the drafting Party.
9.12    Confidentiality; Publicity.
(a)    The non-disclosure letter agreement, dated June 19, 2019, by and between “Project Alloy” and Buyer is hereby terminated in its entirety.
(b)    Except as may be required by Law (including the rules and regulations of any stock exchange), or as otherwise permitted or expressly contemplated herein, no Party or its respective Affiliates, employees, agents and representatives shall disclose to any third Person the existence of this Agreement or the subject matter or terms hereof without the prior consent of the other Party hereto; provided, however, that the Company and its Affiliates shall be permitted to disclose such information (x) to its attorneys, advisors, representatives, members or investors and (y) in connection with enforcing its rights under any this Agreement or any other agreement entered into in connection with this Agreement. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by any Party without the approval of the other Party, unless required by Law (including the rules and regulations of any stock exchange), in which case the other Party shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication. Notwithstanding the foregoing, nothing in this Agreement shall restrict the ability of HCI Equity Partners III, L.P., GMB Mezzanine Capital II, L.P. or any of their respective Affiliates from providing (i) the financial results achieved by HCI Equity Partners III, L.P., GMB Mezzanine Capital II, L.P. and their respective Affiliates with respect to their beneficial interest in the Company and its Subsidiaries or (ii) a general description of the Company and its Subsidiaries (including their financial performance), and HCI Equity Partners III, L.P., GMB Mezzanine Capital II, L.P. and their respective Affiliates’ investment and role therein, to the current or prospective limited partners or other business affiliates of HCI Equity Partners III, L.P., GMB Mezzanine Capital II, L.P. or such Affiliates and their advisors in the ordinary course of communications.
(c)    Notwithstanding anything to the contrary, including anything in Section 9.12(b), no Seller shall, and each Seller shall cause its respective Affiliates, employees, agents and representatives not to, disclose to any third Person the existence of this Agreement or the subject matter or terms hereof prior to 5:30pm Eastern on November 4, 2019.
9.13    Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.
9.14    Designation of the Representative.
(a)    Designation. HCI Equity Partners III, L.P. (the “Representative”) is hereby designated by the Sellers and the Company to serve as the representative of the Sellers with respect to the matters expressly set forth in this Agreement to be performed by the Representative.
(b)    Authority. Each of the Sellers (on their behalf and on behalf of their successors, assigns and heirs) hereby irrevocably appoints the Representative as the agent, proxy and attorney-in-fact for such Person for all purposes of this Agreement, the Escrow Agreement and any other agreement entered into in connection herewith (including the full power and authority on such Person’s behalf) (i) to execute the Escrow Agreement and otherwise to consummate the transactions contemplated herein and therein, (ii) to pay such Person’s expenses incurred in connection with the negotiation and performance of this Agreement, the Escrow Agreement and any other agreement entered into in connection herewith (whether incurred on or after the date hereof), (iii) to disburse any funds received hereunder to each other Seller, (iv) to endorse and deliver any certificates or instruments representing the shares of Company Stock and execute such further agreements or instruments of assignment as Buyer shall reasonably request or which the Representative shall consider necessary or proper to effectuate the transactions contemplated by this Agreement, all of which shall have the effect of binding the Sellers as if such Seller had personally executed such agreement or instrument, (v) to resolve any adjustments or issues relating to any component of the Cash Payment, (vi) to receive notices and other deliverables hereunder on behalf of such Person, (vii) to execute and deliver on behalf of such Person any amendment or waiver hereto or to any other agreement contemplated hereunder, (viii) to take all other actions to be taken by or on behalf of such Person in connection herewith including under the Escrow Agreement, (ix) to dispute, compromise, settle and pay any claims made in connection with this Agreement or the transactions contemplated hereunder, (x) to retain legal and other professional advisors on behalf of, and at the expense of the Sellers in connection with its actions hereunder, (xi) to dispense funds from the Escrow Amount (or direct the Escrow Agent to do so) to the Sellers pursuant to the terms of this Agreement and to retain from such funds an amount sufficient to satisfy the reasonable out-of-pocket expenses incurred by the Representative in fulfilling its obligations hereunder, (xii) to make any calculations required under this Agreement (including calculations with respect to the distribution of the Cash Payment), and (xiii) to authorize distribution of the Holdback Amount, and (xiv) to do each and every act and exercise any and all rights which such Person or the Sellers collectively are permitted or required to do or exercise under this Agreement. Each of the Sellers agrees that such agency, proxy and attorney-in-fact and all authority granted hereunder are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Person. If, after the execution of this Agreement, any Seller dies, dissolves or liquidates or becomes incapacitated or incompetent, then the Representative is nevertheless authorized, empowered and directed to act in accordance with this Agreement as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof. All decisions and actions by the Representative (to the extent authorized by this Agreement) shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.
(c)    Holdback Amount. Each Seller hereby acknowledges and agrees that the Holdback Amount shall be withheld and paid directly to an account maintained by the Representative (or a financial institution selected by the Representative) as a fund for the fees and expenses (including any legal fees and expenses) of the Representative incurred in connection with this Agreement, with any balance of the Holdback Amount not utilized for such purposes to be returned to the Sellers in accordance with their Pro Rata Percentage; provided, however, that in no event shall any portion of the Holdback Amount be returned to the Sellers prior to the final determination of the Cash Payment pursuant to Section 1.05 and the full payment of the amount owed by the Representative to Buyer, if any, pursuant to Section 1.04. In the event that the Holdback Amount shall be insufficient to satisfy the fees and expenses of the Representative or any amounts owed by the Representative to Buyer hereunder (including pursuant to Sections 1.04 or 5.04), and in the event there are any remaining funds in the Escrow Amount to be distributed to the Sellers immediately prior to the final distribution from the Escrow Amount to the Sellers pursuant to the Escrow Agreement, the Representative shall be entitled to recover any such expenses from the Escrow Amount to the extent of such funds prior to the distribution of funds to the Sellers; provided, that in no event shall the Representative be entitled to recover such expenses from the Escrow Fund prior to the distribution of the then-remaining Escrow Funds, if any, to the Representative or the Sellers, as applicable, pursuant to the Escrow Agreement. The Representative shall be entitled to recover any remaining expenses or amounts directly from the Sellers (based on such Seller’s Pro Rata Percentage).
(d)    Authority; Indemnification. Each Seller agrees that Buyer shall be entitled to rely on any action taken by the Representative, on behalf of the Sellers, pursuant to Section 9.14(b) (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Person had taken such Authorized Action. Each Seller hereby severally, for itself only and not jointly, agrees to indemnify and hold harmless the Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Representative in connection with any action, suit or proceeding to which the Representative is made a party by reason of the fact it is or was acting as the Representative pursuant to the terms of this Agreement.
(e)    Duties of the Representative. The Representative hereby accepts its obligations under this Agreement. The Representative shall act in good faith and shall make its decisions and take its actions or inactions based on its determination of what is in the best interest of all Sellers (including the Representative) as a group, and not to the advantage or disadvantage of any one or several Sellers. Subject to the Representative’s right to pay expenses reasonably incurred in connection with the negotiation and performance of this Agreement or otherwise to satisfy the reasonable expenses and obligations of the Sellers, the Representative shall promptly disburse to each Seller such Person’s share of any Cash Payment received by the Representative in accordance with the terms of this Agreement. The Representative shall have only the duties expressly stated in this Agreement and the Escrow Agreement, and shall have no other duty, express or implied. The Representative is not, by virtue of serving as Representative, a fiduciary of the Sellers or any other Person. The Representative, in its capacity as such, has no personal responsibility or liability for any representation, warranty or covenant of the Company.
(f)    Exculpation. The Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller. The Representative shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Representative shall not be relieved of any liability imposed by Law for fraud or bad faith. The Representative shall not be liable to the Sellers for any apportionment or distribution of payments made by the Representative in good faith, and, if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Person to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Representative nor any agent employed by it shall incur any liability to any Seller by virtue of the failure or refusal of the Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

(g)    No Fees to or Compensation of the Representative. The Representative shall not be entitled to and shall not charge or collect from the Sellers or any other Person any fees or other compensation for its services as the Representative under this Agreement. The Representative, however, shall be entitled to reimbursement from the Sellers (based on their Pro Rata Percentage of such expenses) for its reasonable out-of-pocket expenses incurred in connection with its services as the Representative under this Agreement.
(h)    Replacement of the Representative. If the Representative resigns or is otherwise unable or unwilling to serve in such capacity, then the Sellers that held a majority of the Company Stock outstanding on the date hereof will appoint a new Person to serve as the Representative and will provide prompt written notice thereof to Buyer. Until such notice is received, Buyer will be entitled to rely on the actions and statements of the previous Representative.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]
IN WITNESS WHEREOF, the Parties hereto have caused this Stock Purchase Agreement to be duly executed and delivered as of the day and year first above written.
BUYER:
VISHAY PRECISION GROUP, INC.

By:    /s/ William M. Clancy
Name:     William M. Clancy

Title:	Executive Vice President and Chief Financial Officer

COMPANY:
DSI HOLDINGS DE INC.
By: /s/ Carl E. Nelson
Name: Carl E. Nelson
Title: Vice President
DSI HOLDINGS DE INC.
By: /s/ James Papa
Name: James Papa
Title: President
REPRESENTATIVE:
HCI EQUITY PARTNERS III, L.P.,
solely in its capacity as the
Representative of the Sellers
By: HCI Management III, L.P., its General Partner
By: HCI Equity Partners, L.L.C., its General Partner
By: /s/ Carl E. Nelson
Name: Carl E. Nelson
Title: Managing Director

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

SELLERS:
HCI Equity Partners III, L.P.
By: HCI Management III, L.P., its General Partner
By: HCI Equity Partners, L.L.C., its General Partner
By: /s/ Carl E. Nelson
Name: Carl E. Nelson
Title: Managing Director
HCI-DSI Holdings, L.L.C.
By: HCI Co-Investors III, L.P., its Manager
By: HCI Management III, L.P., its General Partner
By: HCI Equity Partners, L.L.C., its General Partner
By: /s/ Carl E. Nelson
Name: Carl E. Nelson
Title: Managing Director
GMB Mezzanine Capital II, L.P.
By: /s/ Mike Vossen
Name:    Mike Vossen
Title: Managing Director
DFI Holdings LLC
By: /s/ David Ferguson
Name:    David Ferguson
Title: Sole Member

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

/s/ Margaret Jacobsen
Margaret Jacobsen
/s/ Todd Bonesteel
Todd Bonesteel

/s/ Kevin Borkowski
Kevin Borkowski
/s/ Brian Allen
Brian Allen

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]